UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
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MARTHA STEWART LIVING OMNIMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2010
ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
MARTHA STEWART LIVING OMNIMEDIA, INC.

-i-

April 15, 2010
Dear Stockholder:
You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., which will be held at our offices in the Starrett-Lehigh Building, located on the 9th floor at 601 West 26th Street (between 11th Avenue and the West Side Highway), New York, New York, on June 3, 2010 at 4:00 p.m., New York City time.
At this year’s stockholders’ meeting, you will be asked to elect seven directors to our Board of Directors. Our Board of Directors unanimously recommends a vote FOR each of the nominees.
It is important that your shares be represented and voted at the meeting regardless of the size of your holdings and whether you plan to attend the meeting in person. Accordingly, please vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.
I look forward to greeting those of you who attend the meeting.

Sincerely,

CHARLES KOPPELMAN
Executive Chairman
Principal Executive Officer
PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING. Attendance at the meeting will be limited to stockholders as of the close of business on April 8, 2010, the record date (or their authorized representatives), and to our invited guests. If you are a stockholder of record and plan to attend the meeting, please mark the appropriate box on your proxy card or respond as applicable, to the Internet or telephone prompt. If your stock is held in the name of a bank, broker or other holder of record and you plan to attend the meeting, please bring proof of your ownership as of the record date, such as a bank or brokerage account statement, which you will be required to show at the registration tables at the door. Registration will begin at 3:00 p.m. and seating will begin at 3:30 p.m. Each stockholder will be asked to present a valid government-issued picture identification, such as a driver’s license or passport. Cameras, recording devices and other similar electronic devices will not be permitted at this meeting.

601 West 26th Street	New York, New York 10001	(212) 827-8000

MARTHA STEWART LIVING OMNIMEDIA, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 3, 2010
To the Stockholders:
The Annual Meeting of Stockholders of Martha Stewart Living Omnimedia, Inc., a Delaware corporation, will be held at our offices in the Starrett-Lehigh Building, located on the 9th floor at 601 West 26th Street (between 11th Avenue and the West Side Highway), New York, New York, on June 3, 2010 at 4:00 p.m., New York City time, for the following purposes:
1.	To elect seven directors to our Board of Directors, each to hold office until our 2011 annual meeting of stockholders or until their successors are duly elected and qualified; and
2.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on April 8, 2010 are entitled to notice of, and will be entitled to vote at, the Annual Meeting. You may examine a list of such stockholders for any purpose germane to the meeting during the 10-day period preceding the Annual Meeting at our offices located at 601 West 26th Street, New York, New York, 9th floor, during ordinary business hours.

By order of the Board of Directors,

PETER HURWITZ
Secretary & General Counsel
New York, New York
April 15, 2010
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented.
Please note that we are only mailing a full set of our proxy materials for the Annual Meeting to those stockholders who specifically request printed copies. If you have only received a Notice Regarding the Availability of Proxy Materials in the mail and wish to request printed copies, please follow the instructions in the Notice.

MARTHA STEWART LIVING OMNIMEDIA, INC.
601 West 26th Street
New York, New York 10001
PROXY STATEMENT
In this Proxy Statement, the terms “we,” “us,” “our,” “the Company” and “MSO” refer to Martha Stewart Living Omnimedia, Inc., a Delaware corporation.
This Proxy Statement is being furnished to holders of our Class A Common Stock and Class B Common Stock in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”).
At the Annual Meeting, our stockholders will be asked:
1.	To elect seven directors to our Board of Directors, each to hold office until our 2011 annual meeting of stockholders or until their successors are duly elected and qualified; and
2.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
DATE, TIME AND PLACE OF MEETING
The Annual Meeting will be held on June 3, 2010, at 4:00 p.m. New York City time, at our offices in the Starrett-Lehigh Building, located on the 9th floor at 601 West 26th Street (between 11th Avenue and the West Side Highway), New York, New York.
SHARES OUTSTANDING AND ENTITLED TO VOTE ON RECORD DATE
Only holders of record of our Class A Common Stock and Class B Common Stock at the close of business on April 8, 2010 (the “Record Date”) are entitled to notice of, and will be entitled to vote at, the Annual Meeting. Each share of our Class A Common Stock entitles its holder to one vote, while each share of our Class B Common Stock entitles its holder to ten votes. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be voted upon at the Annual Meeting. As of the Record Date, there were 28,290,341 shares of Class A Common Stock and 26,690,125 shares of Class B Common Stock outstanding. All of our outstanding shares of Class B Common Stock are beneficially owned by Martha Stewart, Founder and Chief Editorial, Media and Content Officer of the Company. As a result, Ms. Stewart controls the vote on all stockholder matters.
INFORMATION ABOUT THIS PROXY STATEMENT
This year, once again, we are taking advantage of the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. On April 15, 2010, we mailed to our stockholders a Notice Regarding the Internet Availability of Proxy Materials (the “Notice”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2009 Annual Report, as well as how to submit your proxy, over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice. We will continue to mail a printed copy of this Proxy Statement, Annual Report and form of proxy to certain stockholders, which mailing also began on April 15, 2010.

VOTING AND REVOCATION OF PROXIES
Stockholders can vote in person at the Annual Meeting or by proxy. If you are a stockholder of record, there are three ways to vote by proxy:
•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.
•	By telephone — If you received your proxy materials by mail or if you request paper copies of the proxy materials, stockholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.
•	By mail — If you received your proxy materials by mail or if you request paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time on June 2, 2010.
If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.
If you submit proxy voting instructions, the individuals named as proxyholders will vote your shares in the manner you indicate. If you submit proxy voting instructions but do not direct how your shares will be voted, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director.
Our Board does not currently intend to bring any business before the Annual Meeting other than the election of directors. So far as is known to our Board, no other matters are to be brought before the stockholders at the Annual Meeting. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that the individuals named as proxyholders will vote on such matters in accordance with their discretion.
A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy);
•	delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card but prior to the date of the Annual Meeting, stating that the proxy is revoked;
•	voting again by the Internet or telephone (only the last vote cast by each stockholder of record will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on June 2, 2010; or
•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.
You should send any written notice or new proxy card to Martha Stewart Living Omnimedia, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You may request a new proxy card by calling Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.
QUORUM AND VOTING REQUIREMENTS
The required quorum for the transaction of business at our Annual Meeting is a majority of the voting power of our outstanding Class A Common Stock and Class B Common Stock entitled to vote on the Record Date (the “Total Voting Power”), which shares must be present in person or represented by proxy at the Annual Meeting.

The election of directors requires a plurality of the votes cast. Accordingly, the seven directorships to be filled at the Annual Meeting will be filled by the seven nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of, or withheld with respect to, any or all nominees; votes that are withheld, although counted for purposes of determining whether there is a quorum at the Annual Meeting, will have no effect on the outcome of the vote. Only votes cast FOR a director constitute affirmative votes. Broker non-votes will have no effect on the outcome of the vote.
SOLICITATION OF PROXIES AND EXPENSES
We bear the costs of the preparation of proxy materials and the solicitation of proxies from our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile, email, in person or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Upon request, we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to beneficial owners in accordance with applicable rules. We will not employ the services of an independent proxy solicitor in connection with our Annual Meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
INFORMATION CONCERNING NOMINEES
At the Annual Meeting, a Board of seven directors will be elected to hold office until our 2011 annual meeting of stockholders or until their successors are duly elected and qualified. Our Nominating and Corporate Governance Committee (the “Governance Committee”) is charged with identifying and evaluating individuals qualified to serve as members of the Board and recommending to the full Board nominees for election as directors. We seek directors with established professional reputations and experience in areas relevant to our operations. While we do not have a formal diversity policy for Board membership, we seek directors with a diversity of skills and experience in areas that are relevant to our business and activities. All of the nominees for election as directors at the Annual Meeting — Charlotte Beers, Frederic Fekkai, Michael Goldstein, Arlen Kantarian, Charles Koppelman, William Roskin, and Todd Slotkin — currently serve as directors of the Company and are standing for re-election.
Set forth below is information as of the date of this Proxy Statement about each nominee. The material presented includes information each nominee has given us about the nominee’s age, all the positions the nominee holds, the nominee’s principal occupation and business experience for at least the past five years and the names of other publicly-held companies for which the nominee currently serves as a director or has served as a director during at least the past five years. We also set forth the specific experience, qualifications, attributes and skills that led our Governance Committee to conclude that the nominee should serve as a director. We believe that all of our directors have a reputation for integrity, honesty and the ability to exercise sound judgment. We value their commitment to service on our Board and their significant experience on other company boards of directors and board committees.
Although we do not anticipate that any of the nominees will be unable or unwilling to stand for election, in the event of such an occurrence, proxies will be voted for a substitute designated by the Board or, if a substitute nominee cannot be identified, the size of the Board may be reduced. Furthermore, while Mr. Goldstein is standing for re-election to the Board, he has indicated that if re-elected he intends to retire as a director as soon after the Annual Meeting as the Company is able to identify a replacement director.
There are no family relationships among directors or executive officers of the Company.
Charles A. Koppelman — Chairman of the Board of Directors, age 70. Mr. Koppelman became our Executive Chairman and Principal Executive Officer in July 2008. Mr. Koppelman has served as our Chairman since June 2005 and as one of our directors since July 2004. Mr. Koppelman has also served as Chairman and Chief Executive Officer of CAK Entertainment Inc., a music and entertainment business, since 1997. From 1990 to 1994, he served as Chairman and Chief Executive Officer of EMI Music Publishing and from 1994 to 1997 as Chairman and Chief Executive Officer of EMI Records Group, North America. Mr. Koppelman is also a former director of Steve Madden Ltd., and served as Chairman of the Board of that company from 2000 to 2004. As described below under “Meetings and Committees of the Board — Corporate Governance,” we believe our principal executive officer should be a member of our Board and in fact our Chairman.
Charlotte Beers — Director, age 74. Ms. Beers has served as one of our directors since March 2008. Ms. Beers also served as one of our directors from 1998 to 2001. From October 2001 until March 2003, she worked for the Bush Administration as the Under Secretary for Public Diplomacy and Public Affairs. Ms. Beers served as Chairman of the Board of Directors of J. Walter Thompson Worldwide, an advertising agency, from March 1999 until she retired in March 2001. Prior to that, she was Chairman Emeritus of Ogilvy & Mather Worldwide, Inc. from April 1997 to March 1999. She was Chairman of Ogilvy & Mather from April 1992 to April 1997 and Chief Executive Officer from April 1992 to September 1996. In considering Ms. Beers for director of the Company, the Governance Committee took into account her experience and leadership roles in the advertising business as well as her leadership role in government.
Frederic Fekkai — Director, age 51. Mr. Fekkai has served as one of our directors since July of 2009. Mr. Fekkai is the founder of Fekkai, the luxury hair care product company, which was launched in 1995. There are seven Fekkai hair salons in the United States. The Fekkai brand was purchased by Procter & Gamble in 2008, and Mr. Fekkai continues to play a strategic role at the company as Founder and Brand Architect. In considering Mr. Fekkai for director of the Company, the Governance Committee took into account his experience as an entrepreneur, as well as his experience in merchandising, consumer advertising and marketing.
Michael Goldstein, CPA — Director, age 68. Mr. Goldstein has served as one of our directors since June 2004. From June 2001 to May 2006, Mr. Goldstein was Chairman of the Toys “R” Us Children’s Fund, Inc., a charitable foundation. Mr. Goldstein was Chairman of the Board of Toys “R” Us, Inc. from February 1998 to June 2001, Vice Chairman of the Board and Chief Executive Officer from February 1994 to February 1998 and Chief Financial Officer from 1983 to 1994. Mr. Goldstein is also a director of the following public companies: 4Kids Entertainment, Inc. (since 2003), where he is the chairman of the audit committee and a member of the compensation committee and nominating and governance committee; Medco Health Solutions, Inc. (since 2003), where he is the lead director, the chairman of the corporate governance and nominating committee, and a member of the audit committee and the mergers and acquisitions committee; Pacific Sunwear of California, Inc. (since 2004), where he is the chairman of the audit committee; and Charming Shoppes, Inc. (since 2008), where he is the chairman of the compensation committee and a member of the nominating and governance committee. Mr. Goldstein also served on the boards of the following other public companies within the last five years: Bear Stearns & Co. from 2007-2008; Finlay Enterprises, Inc. from 1999-2006; and United Retail Group from 1999-2007. In addition, Mr. Goldstein was employed from 1963 to 1979 by Ernst & Young (and its predecessor firms), where he spent six years as an audit partner. In considering Mr. Goldstein for director of the Company, the Governance Committee took into account his experience and leadership roles on the boards of various other public companies, as well as his extensive background in finance, both as an audit partner and then as a finance executive and chief executive officer at a public company.
Arlen Kantarian — Director, age 57. Mr. Kantarian has served as one of our directors since February 2009. Mr. Kantarian served as the United States Tennis Association’s Chief Executive Officer of Professional Tennis from March 2000 to December 2008, where he oversaw all aspects of the USTA’s Professional Tennis operations, including the US Open. Prior to working at the USTA, Mr. Kantarian was the President and Chief Executive Officer of Radio City Entertainment and Radio City Music Hall, serving from 1988 to 1998. Mr. Kantarian also served as a Vice President, Marketing for the National Football League from 1981 to 1988. Mr. Kantarian is on the Board of Advisors of Georgetown University McDonough School of Business and The World Congress Business of Sports. In considering Mr. Kantarian for director of the Company, the Governance Committee took into account his experience and leadership roles in companies engaged in the entertainment, media and merchandising businesses.
William A. Roskin — Director, age 67. Mr. Roskin has served as one of our directors since October 2008. Mr. Roskin founded Roskin Consulting, a consulting firm with a specialty in media-related human relations, in 2009. Mr. Roskin was a Senior Advisor to Viacom, Inc., a media conglomerate, from 2006 until 2009, when he retired to form Roskin Consulting. Prior to that, Mr. Roskin worked at Viacom as the senior executive in charge of human resources and administration functions from 1988 to 2006, ultimately serving as Executive Vice President. Before joining

Viacom, Inc., Mr. Roskin was Senior Vice President, Human Resources at Coleco Industries, Inc. from 1986 to 1988. Prior to joining Coleco Industries, Inc., Mr. Roskin worked for Warner Communications for 10 years. He served as General Counsel to the City of New York’s Department of Personnel and City Civil Service Commission from 1971 to 1976. Within the past 5 years, Mr. Roskin has also served on the boards of Ritz Interactive, Inc. (2005-present), ION Media Networks, Inc. (2006-2009) and Media and Entertainment Holdings, Inc. (2006-2008). Media and Entertainment Holdings, Inc. was a public company at the time of Mr. Roskin’s service. In considering Mr. Roskin for director of the Company, the Governance Committee took into account his experience and leadership roles in media, as well as his specialty in human resources and executive compensation.
Todd Slotkin — Director, age 57. Mr. Slotkin has served as one of our directors since March 2008. Since November 2008, Mr. Slotkin has served as the portfolio manager of Irving Place Capital, a private equity firm. Mr. Slotkin served as a Managing Director and co-head of Natixis Capital Markets Leveraged Finance business from 2006 to 2007. Previously, Mr. Slotkin served as Executive Vice President and Chief Financial Officer of MacAndrews & Forbes Holdings, Inc. from 1999 to 2006. In addition, he was Chief Financial Officer of M & F Worldwide Corp., a public company, from 1999 to 2006. Prior to joining MacAndrew & Forbes in 1992 as a senior vice president, Mr. Slotkin spent over 17 years with Citicorp, now known as Citigroup. Since 2003, he has been a director of CBIZ, Inc., where he is on the audit and compensation committees. Mr. Slotkin is the chairman, director and co-founder of the Food Allergy Initiative. In considering Mr. Slotkin for director of the Company, the Governance Committee took into account his extensive background in finance, including his position as chief financial officer of a public company.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR NAMED ABOVE.
MEETINGS AND COMMITTEES OF THE BOARD
Between in-person and telephonic meetings during 2009, our Board met a total of 10 times, and our three standing committees, the Audit Committee, the Compensation Committee and the Governance Committee, met a total of 25 times. In addition, from time to time we may form special committees. In 2008, we formed one such committee, the Finance Committee, which was charged with exploring financing arrangements. The members of the Finance Committee are Mr. Slotkin, who serves as the chairperson, and Mr. Koppelman.
All incumbent directors attended more than 75% of meetings of the Board and of the Board committees on which they served in 2009 during their respective periods of service, with the exception of Ms. Beers. At the time of our 2009 annual meeting, we had six directors, five of whom attended in person and one of whom attended telephonically. Under our Corporate Governance Guidelines, each director is expected to attend our annual meetings.
The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed of the following members:

Nominating and Corporate
Audit Committee	Compensation Committee	Governance Committee

Todd Slotkin (Chairperson)	William Roskin (Chairperson)	Charlotte Beers (Chairperson)
Michael Goldstein	Frederic Fekkai	Frederic Fekkai
William Roskin	Michael Goldstein	Arlen Kantarian
Todd Slotkin
Corporate Governance. Our Corporate Governance Guidelines state that a majority of the Board will consist of directors who meet the independence requirements of the listing standards of the New York Stock Exchange (“NYSE”), as well as the criterion related to contributions to non-profit organizations, as described below. (We have posted a copy of our Corporate Governance Guidelines, which include our definitions for independence, on our website (www.marthastewart.com) under the link for “Investor Relations — Corporate Governance.”) Accordingly,

our Board conducts an annual review to determine whether each of our directors qualifies as independent as defined in our Corporate Governance Guidelines and the NYSE standards applicable to Board composition. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Governance Committee. The independence standards in our Corporate Governance Guidelines provide that:
An “independent” director is a director whom the Board has determined has no material relationship with MSO or any of its consolidated subsidiaries (collectively, the “Corporation”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Corporation. For purposes of this definition, the Corporate Governance Guidelines state that a director is not independent if:
1.	The director is, or has been within the last three years, an employee of the Corporation, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Corporation.
2.	The director has received, or has an immediate family member who has received, during any consecutive 12-month period during the last three years, more than $120,000 in direct compensation from the Corporation (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Corporation is not considered for purposes of this standard.
3.	(a) The director, or an immediate family member of the director, is a current partner of the Corporation’s internal or external auditor; (b) the director is a current employee of the Corporation’s internal or external auditor; (c) an immediate family member of the director is a current employee of the Corporation’s internal or external auditor who personally works on the Corporation’s audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of the Corporation’s internal or external auditor and personally worked on the Corporation’s audit within that time.
4.	The director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the Corporation’s present executive officers serves or served at the same time on that company’s compensation committee; or
5.	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.
In addition, the Governance Committee must approve any contribution of $25,000 or more to a non-profit organization where a director or a director’s spouse is an employee, and a director is presumed not to be independent if the director, or the director’s spouse, is an employee of a non-profit organization to which the Corporation has made contributions in an amount that exceeded $100,000 in any of the last three fiscal years, although the Board may determine that a director who does not meet this standard nonetheless is independent based on all the facts and circumstances.
Based on the foregoing standards, the Board determined that each of the following current directors and the other directors that served during 2009 is or was independent and has or had no transactions, relationships or arrangements with the Company, except as a director and stockholder of the Company: Charlotte Beers, Rick Boyko, Frederic Fekkai, Michael Goldstein, Arlen Kantarian, William Roskin and Todd Slotkin. The Board also determined that Charles Koppelman, as the Company’s Executive Chairman and Principal Executive Officer (“PEO”), is not independent. Further, the Company employs his daughter, as described below in “Certain Relationships and Related Party Transactions — Other Relationships.” The independent directors of the Board meet periodically in executive session without management. Meetings of independent directors are chaired by our Lead Director, Mr. Goldstein. Our independent directors met separately seven times during 2009.

The Board believes that it is in the best interests of the Company and its stockholders for Mr. Koppelman to hold the position of both Chairman of the Board and Executive Chairman and PEO. Mr. Koppelman’s experience at the Company has afforded him intimate knowledge of the issues, challenges and opportunities facing each of the Company’s businesses. Accordingly, he is well positioned to focus the Board’s attention on the most pressing issues facing the Company. Although the Company believes that combining the Chairman and PEO roles is currently appropriate, our Corporate Governance Guidelines allow for the possibility that two individuals can fill these roles in the future.
The other six directors, all of whom are independent, provide effective oversight of management, including by virtue of their active involvement in executive performance and compensation review. In addition, when the positions of Chairman and PEO are combined, the Company’s Corporate Governance Guidelines provide for an independent Lead Director. The Lead Director’s responsibilities include presiding over and setting the agendas for executive sessions of the independent directors (which the Corporate Governance Guidelines call for at least three per year), consulting with the Chairman regarding scheduling Board meetings, overseeing the appropriate flow of information to the Board, acting as a liaison between the independent directors and management with respect to scheduling and agendas for Board meetings and being available for consultation and communication with stockholders as appropriate. Our Board has designated Michael Goldstein as our Lead Director, reflecting his extensive public company board of director experience. The Board believes that the administration of its risk oversight function has not affected the Board’s leadership structure, with the oversight of risk conducted primarily through the Audit Committee, as described under “Audit Committee” below. The Compensation Committee also plays a role, as described under “Compensation Committee” below.
Stockholders or other interested parties who wish to communicate with a member or members of the Board, including the Lead Director or the independent directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 601 West 26th Street, New York, New York 10001. The office of the Corporate Secretary will review and forward all correspondence to the appropriate Board member or members for response.
Code of Ethics. We have adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, controller and persons performing similar functions. Our Code of Ethics requires, among other things, that all of our directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code of Ethics imposes obligations on all of our directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls, as well as providing for disclosure controls and procedures. Our Code of Ethics also sets forth controls and prohibitions on doing business with related parties, defines the scope of those controls and prohibitions, provides a mechanism for ensuring that employees are informed of these controls and prohibitions, and requires employees to report any relevant relationships. The Code of Ethics provides for a whistleblower hotline which permits employees to report, anonymously or otherwise, ethical or other concerns they may have involving the Company. We have posted a copy of our Code of Ethics on our website (www.marthastewart.com) under the link for “Investor Relations — Corporate Governance.” We will promptly post under the same link amendments to or waivers of our Code of Ethics, if any, involving our directors and executive officers.
AUDIT COMMITTEE
Our Audit Committee currently consists of Mr. Slotkin, who serves as its chairman, Mr. Goldstein and Mr. Roskin. The Board has determined that Mr. Slotkin qualifies as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC and that he meets the director independence standards of the NYSE. Mr. Slotkin was Chief Financial Officer of each of MacAndrews & Forbes Holdings and M & F Worldwide Corp. for seven years and spent 17 years with Citicorp, where he held a number of positions. Mr. Slotkin also serves on the audit committee of CBIZ, Inc., a public company. Mr. Goldstein serves on the audit committee of Medco Health Solutions, Inc., and serves as the chairperson of the audit committee for each of 4Kids Entertainment, Inc. and Pacific Sunwear of California, Inc. All three of these companies are publicly-traded. The Board has determined that such simultaneous service does not impair Mr. Goldstein’s ability to serve effectively on our Audit

Committee. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. In fulfilling this purpose, the Audit Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Audit Committee’s charter, which is posted on our website (www.marthastewart.com) under the link for “Investor Relations — Corporate Governance.”
Among other actions described in the charter, the Audit Committee is authorized to:
•	exercise sole authority to appoint or replace our independent auditor and oversee the compensation and work thereof (including resolution of any disagreements between our management and the independent auditor regarding financial reporting);
•	pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent auditor, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•	review and discuss with management and our independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;
•	review and discuss with management and our independent auditor our quarterly financial statements prior to the filing of our Quarterly Reports on Form 10-Q, including disclosures made in management’s discussion and analysis;
•	discuss with management and our independent auditor any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls or steps taken in light of any material control deficiencies;
•	discuss, at least generally, with management, our earnings press releases, including the use of “pro forma” or “adjusted” information that is not in conformity with generally accepted accounting principles (“GAAP”), and our practices regarding earnings releases and financial information and earnings guidance provided to analysts and rating agencies;
•	discuss with management and our independent auditor the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures on our financial statements;
•	on behalf of the Board, oversee the principal risk exposures we face and our mitigation efforts relating thereto, including but not limited to financial reporting risks and credit and liquidity risks;
•	discuss with the Chief Financial Officer and other corporate management our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies; and
•	prepare the report required by the SEC to be included in this Proxy Statement under the caption “Report of the Audit Committee.”
The Audit Committee met 10 times during 2009. The Board, in its business judgment, has determined that the members of the Audit Committee meet the financial literacy requirements for audit committee members of the listing standards of the NYSE and the independence requirements for audit committee members of the listing standards of the NYSE, Rule 10A-3(b) as promulgated under the Exchange Act, and SEC rules and regulations.

COMPENSATION COMMITTEE
Our Compensation Committee currently consists of Mr. Roskin, who serves as its chairman, Mr. Fekkai, Mr. Goldstein and Mr. Slotkin. The primary purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities in the areas of executive compensation and compensation, bonus and equity incentive plans, generally. In fulfilling this purpose, the Compensation Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Compensation Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations — Corporate Governance.”
Among other actions described in the charter, the Compensation Committee is authorized to:
•	review our compensation policies and programs at least annually to endeavor to ensure that they best facilitate our objective of maximizing stockholder value and further to assess whether risks from the Corporation’s compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Corporation;
•	review and approve compensation and employment offers and arrangements, including corporate goals and objectives relevant to bonuses and any incentive compensation for the Executive Chairman and our other executive officers, including our Founder;
•	review and discuss with management our annual Compensation Discussion and Analysis of executive compensation and recommend to the Board whether it should be included in the proxy statement;
•	approve the material terms of employment, severance and change-of-control agreements for our executive officers;
•	approve bonus pools for executive and non-executive level employees; and
•	approve the adoption of new compensation and equity plans, and approve amendments and modifications to our compensation and equity incentive plans, subject in each case to any required stockholder approvals.
The Compensation Committee has authority under its charter to delegate authority to subcommittees of one or more members as it deems appropriate or to members of management in connection with certain of its duties and responsibilities, provided such delegation is consistent with applicable law and NYSE requirements. The Board has established an Equity Committee, with Mr. Koppelman as the sole member. The Equity Committee is authorized to approve grants of restricted stock and options pursuant to the Company’s Omnibus Stock and Option Compensation Plan (the “Omnibus Plan”) in an aggregate amount of up to 100,000 shares of Class A Common Stock per quarter in connection with the negotiation and execution of employment letters with employees who are not Section 16 employees. No single grant made under this delegation can exceed 20,000 shares. In addition, the Compensation Committee has delegated the direct responsibility for the Company’s 401(k) plan to members of management. The Compensation Committee also has the authority to retain outside compensation, legal and other advisors, which it has done from time to time.
In 2009, the Compensation Committee continued its relationship with Frederic W. Cook & Co. (“FWC”) as its independent compensation consultant to provide advice to the Compensation Committee on compensation program structure and individual compensation arrangements primarily for Mr. Koppelman, Ms. Marino and Ms. Turner. In connection with this engagement, FWC provided a peer group proxy analysis of twenty-four companies. FWC was selected by and reports to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee also consults with Mr. Koppelman, our Executive Chairman and PEO, regarding executive compensation matters, all as described below in “Compensation Discussion and Analysis.”
The Compensation Committee met 12 times during 2009. The Board, in its business judgment, has determined that the members of the Compensation Committee meet the independence requirements of the listing standards of the NYSE and that the members are “non-employee directors” for purposes of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Each of the members of our Compensation Committee during 2009 (Mr. Roskin, Mr. Fekkai, Mr. Goldstein and Mr. Slotkin now and previously Mr. Boyko) is a non-employee director and was never an officer or employee of MSO or any of its subsidiaries. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Our Governance Committee currently consists of Ms. Beers, who serves as its chairperson, Mr. Fekkai and Mr. Kantarian. The primary purpose of the Governance Committee is to identify and recommend individuals to become members of the Board, develop and recommend to the Board a set of corporate governance principles, oversee the evaluation of the Board and each committee of the Board, and perform a leadership role in shaping our corporate governance. In fulfilling this purpose, the Governance Committee has assumed a number of responsibilities and undertaken to perform a number of duties, each of which is detailed in the Governance Committee’s charter, which is posted on the Company’s website (www.marthastewart.com) under the link for “Investor Relations — Corporate Governance.”
Among other actions described in the charter, the Governance Committee is authorized to:
•	develop and recommend the criteria to be used for identifying and evaluating director candidates;
•	identify, recruit candidates for and review the qualifications of, candidates for election to the Board, consistent with criteria established by the Board, as well as any minimum qualifications or diversity considerations the Board may deem appropriate;
•	assess the contributions and independence of Board members, including assessing the effectiveness of any diversity policy the Board may implement;
•	recommend to the Board candidates for election or re-election to the Board at the annual stockholders’ meeting and for appointment by the Board as necessary to fill vacancies and newly created directorships;
•	periodically review our executive level organizational structure, hiring practices, succession planning and management development;
•	recommend to the Board the membership of the Board’s various committees;
•	oversee the performance evaluation process for the Board and its committees, and report annually to the Board with an assessment of the Board’s performance; and
•	review the Corporate Governance Guidelines and recommend changes.
The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management. The Governance Committee has the authority to, but did not in 2009, retain a third party executive search firm to identify or assist in the evaluation of candidates. The Governance Committee will also consider as potential nominees for our Board persons recommended by stockholders. Stockholder recommendations should be submitted to the Governance Committee at our principal address in care of the Corporate Secretary. Each stockholder recommendation should include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under “Proposals of Stockholders.”

Once the Governance Committee has identified a prospective nominee, the Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Governance Committee concerning the prospective candidate, as well as the Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request a third party search firm to gather additional information about the prospective nominee’s background and experience. The Governance Committee then evaluates the prospective nominee, taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, the diversity of the member’s skills and experience in areas that are relevant to the Company’s businesses and activities, and the evaluation of other prospective nominees. In connection with this evaluation, the Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.
The Governance Committee met three times during 2009. The Board, in its business judgment, has determined that the members of the Governance Committee meet the independence requirements of the listing standards of the NYSE. The Governance Committee has recommended each of the Company’s directors who are standing for re-election.
COMPENSATION OF OUTSIDE DIRECTORS
Under the current compensation plan, approved in May 2008, the independent directors’ annual retainer is $40,000, payable in cash and stock, with a required minimum equity component of 25%. The number of shares of unrestricted Class A Common Stock received is equal to the fees payable in stock to the director, divided by the closing price of a share on the last business day of the quarter for which payment is being made. The annual fee paid to the chairperson of the Governance Committee is $7,000. The annual fee paid to the Lead Director and the chairperson of the Audit Committee is $15,000 each. The annual fee paid to the chairperson of the Compensation Committee was increased effective November 1, 2009 from $15,000 to $25,000. Any special committee chairperson receives an annual fee of $25,000. Meeting fees for independent directors are $1,500 for each in-person Board meeting attended, $1,000 for each telephonic Board meeting, and $1,000 for each committee meeting in which the director participates. The chairperson and meeting fees are payable only in cash.
Each non-employee director also receives an annual grant of $75,000 of value upon appointment or election/re-election to the Board. This grant is comprised 50% of restricted stock and 50% of options. The stock is priced at the closing on the date of issuance, and the options are priced using the Black-Scholes method. For grants made to new directors during the year, the grants are issued on the first business day of the month following a director’s appointment to the Board pursuant to our policy on equity issuances. For grants relating to a director’s election or re-election at an annual meeting of stockholders, the grants are issued on the date of such meeting. All grants related to a director’s appointment or election/re-election to the Board under the plan vest on the first anniversary of the grant. Grants under the directors’ compensation plan are issued pursuant to our Omnibus Plan.
All directors receive reimbursement of reasonable expenses incurred in connection with participation in our Board and committee meetings.

DEFERRED COMPENSATION
Each non-employee director may defer the receipt of cash director fees into an interest-bearing cash account, which account accrues interest (credited to the account quarterly) at the prime rate published in the Wall Street Journal as in effect from time to time. Directors may choose to have their elected or mandatory shares of Class A Common Stock placed into a share account. Any shares credited to a share account are credited with additional shares, on an interest-free basis, having a value equal to dividends paid with respect to such shares, if any. The amount of cash in his or her cash account, plus a number of shares of Class A Common Stock equal to the number of shares in his or her share account, will be delivered to a director within 60 days following a director’s separation from service or death, with cash being paid in lieu of any fractional shares. Mr. Goldstein is the only director who has elected to defer compensation and has done so with respect to the shares of Class A Common Stock.
DIRECTOR STOCK OWNERSHIP GUIDELINES
In December 2009, the Compensation Committee revised the Company’s stock ownership guidelines. Like the previous guidelines adopted in May 2005, these guidelines are intended to encourage directors to have an equity interest in the Company and to help further align their interests with the interests of stockholders. Each director must attain ownership of 5,000 shares within a five-year period. The target applies to shares owned outright.
Directors who do not meet the ownership test are required to hold 75% of shares that vest (net of shares withheld for tax obligations) until such time as the applicable target is achieved. All of our directors currently comply with these guidelines.
The following table provides information on the amount of compensation received by our independent directors for the year ended December 31, 2009.
DIRECTOR COMPENSATION TABLE

	Fees Earned		Option	All Other
	or Paid in	Stock Awards	Awards	Compensation
Name	Cash ($)	($) (1)	($) (2)	($)	Total ($)
Charlotte Beers (3)	17,924	77,490	37,500	—	132,914
Frederic Fekkai (4)	20,713	41,895	37,500	—	100,108
Michael Goldstein (5)	71,583	57,497	37,500	—	166,580
Arlen Kantarian (6)	41,006	84,156	75,000	—	200,162
William Roskin (7)	77,589	47,492	37,500	—	162,581
Todd Slotkin (8)	105,006	47,492	37,500	—	189,998
Rick Boyko (9)	4,251	1,666	—	—	5,917

(1)	Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Share Based Payments.” The stock award numbers reflect (i) the payment of all or a portion of the director’s annual retainer fees in shares of Class A Common Stock based on the closing price of the Class A Common Stock on the last business day of each fiscal quarter and (ii) a grant of $37,500 of grant date fair value in restricted stock upon election or re-election to the Board. The number of shares received by each director for retainer fees was equal to the fees payable to the director in Class A Common Stock divided by the closing price of the Class A Common Stock on the last business day of such quarter. In 2009, the respective prices per share of the Class A Common Stock were: $2.49 on March 31, 2009, $3.06 on June 30, 2009, $6.26 on September 30, 2009 and $4.94 on December 31, 2009. For each of the restricted stock awards made on election or re-election, grant date fair value was calculated using the closing price on the grant date multiplied by the number of shares.

(2)	Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For the assumptions used to determine grant date fair value, see Note 9 to our 2009 audited financial statements contained in our Annual Report on Form 10-K. Each director receives a grant of $37,500 in grant date fair value in options (priced using the Black-Scholes method) on election or re-election to the Board.

(3)	Ms. Beers elected to receive 100% of her retainer in stock or 10,904 shares in 2009. On May 13, 2009, she received a continuing director’s restricted stock grant of 12,254 shares and a continuing director’s option for 31,250 shares with an exercise price of $3.06 per share. As of December 31, 2009, Ms. Beers had options for 63,750 shares outstanding and 12,254 unvested shares of restricted stock.

(4)	Mr. Fekkai became a director on July 23, 2009 and elected to receive 25% of his retainer in stock or 809 shares in 2009. In connection with becoming a director, on August 3, 2009, Mr. Fekkai received 10,653 shares of restricted stock and an option to purchase 27,174 shares with an exercise price of $3.52 per share. As of December 31, 2009, Mr. Fekkai had options for 27,174 shares outstanding and 10,653 unvested shares of restricted stock.

(5)	Mr. Goldstein elected to receive 50% of his retainer in stock. On May 13, 2009, he received a continuing director’s restricted stock grant of 12,254 shares and a continuing director’s option for 31,250 shares with an exercise price of $3.06 per share. Mr. Goldstein has elected to defer receipt of the stock portion of his compensation until his services as director end. Mr. Goldstein deferred the receipt of 5,452.89 shares in 2009. As of December 31, 2009, Mr. Goldstein had options for 86,250 shares outstanding and 12,254 unvested shares of restricted stock.

(6)	Mr. Kantarian became a director on February 2, 2009 and elected to receive 25% of his retainer in stock or 2,390 shares in 2009. In connection with becoming a director, on March 2, 2009, Mr. Kantarian received 19,132 shares of restricted stock and an option to purchase 22,590 shares with an exercise price of $1.96 per share. In addition, on May 13, 2009, he received a continuing director’s restricted stock grant of 12,254 shares and a continuing director’s option for 31,250 shares with an exercise price of $3.06 per share. As of December 31, 2009, Mr. Kantarian had options for 53,840 shares outstanding and 31,386 unvested shares of restricted stock.

(7)	Mr. Roskin elected to receive 25% of his retainer in stock or 2,725 shares in 2009. On May 13, 2009, he received a continuing director’s restricted stock grant of 12,254 shares and a continuing director’s option for 31,250 shares with an exercise price of $3.06 per share. As of December 31, 2009, Mr. Roskin had options for 53,484 shares outstanding and 12,254 unvested shares of restricted stock.

(8)	Mr. Slotkin elected to receive 25% of his retainer in stock or 2,725 shares in 2009. On May 13, 2009, he received a continuing director’s restricted stock grant of 12,254 shares and a continuing director’s option for 31,250 shares with an exercise price of $3.06 per share. As of December 31, 2009, Mr. Slotkin had options for 63,750 shares outstanding and 12,254 unvested shares of restricted stock.

(9)	Mr. Boyko served as a director until January 31, 2009. He elected to receive 50% of his retainer in stock or 669 shares in 2009. As of December 31, 2009, Mr. Boyko did not have any options outstanding or any unvested shares of restricted stock.
Information regarding the compensation of Mr. Koppelman, who serves as an executive officer of the Company as well as a director, is included in the “Summary Compensation Table” below.
INFORMATION CONCERNING EXECUTIVE OFFICERS AND OUR FOUNDER
The names, ages and certain background information about our executive officers (other than Charles Koppelman, our Executive Chairman and PEO, whose biographical information is set forth above under “Election of Directors — Information Concerning Nominees”), including our Founder, are set forth below.
Martha Stewart, age 68, is the Founder and Chief Editorial, Media and Content Officer of the Company and the author of numerous books on the domestic arts, including entertaining. Ms. Stewart served as our Chairman of the Board and Chief Executive Officer from our creation in 1996 until June 2003 when she resigned as a director, our

Chairman and our Chief Executive Officer and assumed the position of Chief Creative Officer. Ms. Stewart continued to serve as our Chief Creative Officer until March 2004 when she resigned as Chief Creative Officer and assumed the position of Founder, a non-officer position. On March 1, 2010, the Board appointed Ms. Stewart Chief Editorial, Media and Content Officer. In 2006, Ms. Stewart settled insider trading charges with the SEC related to the personal sale of non-Company stock and accepted penalties that included a five-year bar from serving as a director of a public company and a five-year limitation on her service as an officer or employee of a public company. In 2004, she was found guilty in the United States District Court for the Southern District of New York of conspiracy, obstruction of an agency proceeding and making false statements to federal investigators in connection with the same sale.
Robin Marino, age 55, served as our President of Merchandising from June 2005 to July 2009, at which point she also became our co-Chief Executive Officer. On July 24, 2009, her title changed to President and CEO, Merchandising. From 1999 to 2005, Ms. Marino was President and Chief Operating Officer of Kate Spade, Inc. Prior to that, she served in a variety of management positions for fashion and retail companies such as Burberry LTD (1997-1998), Donna Karan International, Inc. (1996-1997), Wathne LTD (1989-1996) and Federated Department Stores, Inc. (1977-1989).
Kelli Turner, age 39, became our Executive Vice President and Chief Financial Officer on March 31, 2009. Prior to joining the Company, Ms. Turner served as Senior Vice President, Operations in the Office of the President and CEO of Time Warner (a media and entertainment company) from April 2007. Prior to that, Ms. Turner served as Senior Vice President, Business Development for New Line Cinema (a film entertainment company that is a division of Warner Brothers) from April 2006 to April 2007, and as Vice President, Investor Relations for Time Warner from August 2004 to April 2006. Ms. Turner was an investment banker with Allen & Company from 2002 to 2004 and with Salomon Smith Barney from 1997 to 2002. Ms. Turner is a registered CPA.
Peter A. Hurwitz, age 50, became our Executive Vice President and General Counsel in September 2009. Prior to joining the Company, Mr. Hurwitz was General Counsel and Executive Vice President at The Weinstein Company (a multi-media entertainment company) from May 2006. Prior to that, he held positions as the Chief Administrative Officer for the Bank of Montreal’s Merchant Banking arm from January 2002 to April 2006, and General Counsel and Principal of The Chatterjee Group (an investment fund affiliated with Soros Fund Management at the time) from August 1994 to December 2001. A graduate of Georgetown University School of Law, Mr. Hurwitz has been associated with the law firms of Paul, Weiss, Rifkind, Wharton and Garrison and Milbank, Tweed, Hadley and McCloy.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Members of the Compensation Committee:

William Roskin, (Chairperson)
Frederic Fekkai
Michael Goldstein
Todd Slotkin
The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PHILOSOPHY
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from current or planned programs as summarized in this discussion.
Our compensation philosophy is guided by our belief that achievement of our business goals depends on attracting and retaining executives with an appropriate combination of creative skill and managerial expertise. Our compensation program is designed to attract such executives and align their total compensation with the short and long-term performance of the Company. The Company’s compensation program is composed of base salary, annual bonus and equity compensation.
•	We provide our senior executives with base salaries commensurate with their backgrounds, skill sets and responsibilities;
•	We pay annual bonuses that are intended to reward our executives for on-the-job performance; and
•	We make equity awards that vest over time in order to induce executives to remain in our employ and to align their interests with those of our other stockholders. We are moving towards equity compensation packages based primarily on stock options and performance restricted stock units (“PRSUs”) because we believe these longer-term awards better align our executives’ interests with those of other stockholders.
The Compensation Committee reviews and administers the compensation program for each of our named executive officers (“NEOs”), certain other senior executives, and Martha Stewart. For more information on the scope and authority of the Compensation Committee, see “Meetings and Committees of the Board — Compensation Committee,” above.
Adjustments to compensation typically are set at a meeting early in the calendar year after reviewing performance for the past year and prospects for the year ahead. In 2009, because of the changes in the composition and structure of our senior management, including the departure of our Co-Chief Executive Officer (“Co-CEO”), Wenda Millard, and the hiring of a new Chief Financial Officer (“CFO”) and General Counsel, compensation decisions and adjustments with respect to several NEOs were made throughout the year.
In 2009, the compensation paid to Ms. Millard, our former Co-CEO, was based on her employment and separation agreements. Her compensation is discussed below under the heading “Executive Compensation Agreements.” The compensation paid to Allison Jacques, our interim Principal Financial and Accounting Officer, is discussed below under the heading “Other Arrangements.”
APPROACH TO ESTABLISHING TOTAL COMPENSATION LEVELS
Internal Review
Our executives receive a mix of base salary, performance-based bonuses and long-term equity awards. We arrive at total compensation levels by determining appropriate levels for each element. The relative weight of each element is determined by the Compensation Committee based on its assessment of the effectiveness of each element in supporting our short-term and long-term strategic objectives. Base salary, benefits and performance-based bonuses relate to short-term incentives and encourage short-term performance; options which vest over time, and PRSUs, which vest at the end of a performance period, encourage a focus on achieving long-term performance goals. In most cases, base salary represents less than half of each NEO’s potential compensation at target performance levels, reflecting the importance of performance-based compensation. The mix of compensation for NEOs is more heavily leveraged toward variable, performance-based compensation than for the balance of the executive population because the actions of the NEOs have a greater influence on Company performance. The emphasis on variable, performance-based elements is structured to align actual compensation with stockholder value.

We generally tie incentive compensation packages to a number of factors, including financial measures (e.g., consolidated net income (loss) before interest income or expense, taxes, depreciation and amortization, impairment, non-cash equity compensation expense and other expense (including loss on equity securities) (“adjusted EBITDA”)). We consider adjusted EBITDA an important indicator of operational strength because it captures all of the revenue and ongoing operating expenses of our businesses and is a measure widely used in the media and entertainment industry.
Our Executive Chairman and PEO is responsible for identifying qualified candidates for the Company’s executive team. He is also responsible for negotiating compensation packages for new hires and current executives, consistent with our compensation philosophy, with the involvement (and subject to the approval) of Ms. Stewart and, where appropriate, other senior executives, as well as the Compensation Committee in the case of the NEOs. In approving new hires and in determining compensation for current NEOs, our Compensation Committee considers many variables, including each candidate’s respective experience. While not formulaic or exhaustive, the variables the Compensation Committee has considered in the past include:
•	the experience, knowledge, and performance of the senior executive in question;

•	the competitive market for similar executive talent;

•	how critical the retention of any particular executive is to achieving the Company’s strategic goals;

•	the performance of the Company (and each of its operating segments) against internal performance targets;

•	how well an executive works across business segments to promote overall corporate goals;

•	future potential contributions of the executive;

•	pre-existing employment agreements between the Company and an NEO; and

•	compensation at former employers, in the case of new hires.
Based on this analysis, as described below, the Compensation Committee makes determinations as to each element of the compensation package, weighing each component in its discretion based on the facts and circumstances surrounding each NEO’s employment agreement or annual review.
Market Review
In 2009, the Compensation Committee continued its relationship with Frederic W. Cook & Co. (“FWC”) as its independent compensation consultant to provide advice to the Committee on the compensation program structure and individual compensation arrangements. FWC was selected by and reports to the Compensation Committee and does not provide any other services to the Company.
In 2009, FWC provided a peer group proxy analysis of twenty-four companies (the “peer group”) selected with greater emphasis on industry rather than size for use in connection with evaluating the compensation of Mr. Koppelman, Ms. Marino and Ms. Turner. The peer group used in 2009 was comprised of the following companies:

1-800-Flowers.com	Estee Lauder	The New York Times
American Greetings	Guess	Playboy Enterprises
Cablevision	IAC/Interactivecorp	Polo Ralph Lauren
Kenneth Cole	The Knot	Scholastic
Discovery Communications	Lifetime Brands	Scripps Networks Interactive
Dreamworks Animation	Liz Claiborne	Sirius XM Radio
Elizabeth Arden	Media General	Steve Madden
Perry Ellis	Meredith Corp.	World Wrestling Entertainment

The data was collected from the most recently available proxy statements of these companies. In its decisions, discussed below, the Compensation Committee targeted compensation within the range of compensation paid by the peer group, but did not aim to meet specific benchmarks or percentiles.
ANALYSIS OF ELEMENTS OF TOTAL COMPENSATION
Base Salaries
While we believe it is appropriate for an executive’s total compensation package to be significantly conditioned on both the executive’s and the Company’s performance, we also recognize that base salary is an important element of consideration for services rendered by the executive. Accordingly, while we seek to keep base salaries competitive with the peer group, we also use our judgment to determine specific pay levels necessary to attract and retain executive talent. In addition, base salaries relate to the scope of the executive’s responsibility and his or her years of experience. Salary increases are based on the Compensation Committee’s evaluation of current and anticipated future performance and, in some cases, reflect additional responsibilities.
Our April 2009 employment agreement with Ms. Stewart provides her with talent compensation in the amount of $2 million per year. In determining the level of talent compensation to be paid to Ms. Stewart, the Compensation Committee considered, among other factors, Ms. Stewart’s length of service and experience, as well as how critical her service is to the Company. In addition, the Compensation Committee did an informal survey of compensation paid to other talent and determined that this salary level was appropriate for Ms. Stewart.
When we executed our employment agreement with Mr. Koppelman as our Executive Chairman and PEO in September 2008, we provided him a salary at the same $900,000 level that Susan Lyne, our previous CEO, was receiving at the time of her departure. In November 2009, Mr. Koppelman received a raise to $990,000 in recognition of his service as our Executive Chairman and PEO, taking into account peer group salaries reflected in FWC’s proxy analysis. Our September 2008 employment agreement with Ms. Marino provided her with a salary of $650,000. In November 2009, Ms. Marino’s salary was increased to $700,000 in recognition of her service, taking into account peer group salaries reflected in FWC’s proxy analysis.
Our March 24, 2009 employment agreement with Kelli Turner provided for a salary of $375,000, which was less than the salary of the previous CFO. In November 2009, Ms. Turner’s salary was increased to $425,000 to make her salary more competitive with the peer group as reflected in FWC’s proxy analysis. Neither Peter Hurwitz nor Gael Towey had or has an employment agreement with the Company. Mr. Hurwitz became the Company’s General Counsel in September of 2009. His annualized salary for 2009 was $350,000. Ms. Towey’s base salary of $458,507 in 2009 was unchanged from 2008 and 2007.
Annual Bonuses
Our compensation philosophy has included granting annual bonuses. These bonuses are designed to reflect the overall financial performance of the Company against pre-determined annual goals set by the Compensation Committee, and the individual’s execution of his or her job responsibilities, although the Compensation Committee retains discretion to adjust all awards. At target levels and beyond, these bonuses can represent a material part of our NEOs’ total compensation.
We award bonuses pursuant to the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan and, where applicable, the individual’s employment agreement. Target bonuses are set as a percentage of annual base salary. We believe that senior executives can have the greatest direct impact on the Company’s overall results, and therefore we typically set their bonus targets at a higher percentage of base salaries than other employees. Mr. Koppelman, Ms. Marino and Ms. Turner each have bonus targets of 100% of their base salaries and Mr. Koppelman and Ms. Marino have maximum bonuses of 150% provided for in their employment agreements. Ms. Stewart has a target bonus of $1 million with a maximum annual bonus of 150% of that amount. Mr. Hurwitz and Ms. Towey have targets of 70% of their base salaries. Senior executives, except those paid on a commission basis, generally have targets ranging from 10% to 70%, depending on responsibilities, title and seniority. Both Ms. Turner and Mr. Hurwitz commenced employment in 2009; under the terms of Ms. Turner’s employment agreement, her bonus was not prorated for the term of her employment during 2009 while Mr. Hurwitz’s bonus was prorated.

The Compensation Committee determined that bonuses for 2009 for the NEOs would be based primarily on the Company’s achievement of an adjusted EBITDA target of $13.3 million, which had been set by the Compensation Committee in 2009, and then potentially adjusted based on individual performance and contributions to the Company. Even though the Company exceeded the adjusted EBITDA target by $2 million, the Compensation Committee determined that bonuses would generally be set at 66.7% of a person’s respective target for all employees because some portion of the adjusted EBITDA achieved by the Company related to one-time gains. What follows are some of the contributions made by each NEO during 2009, and the resulting payment:

		Percent
	Bonus	of Target	Contribution

Martha Stewart	$666,667	66.7%	Ms. Stewart continued to make substantial contributions to the Company’s marketing and creative efforts across all of the Company’s media platforms.

Charles Koppelman	$659,999	66.7%	Mr. Koppelman consummated a merchandising arrangement with Home Depot, Inc. which will help the Company diversify its merchandising offerings in the wake of the expiration of the Kmart agreement. He also hired a new CFO and a new General Counsel.

Robin Marino	$466,669	66.7%	Ms. Marino continued to grow the Macy’s business and the crafts business at Michael’s and other stores. She also implemented the roll-out of the Home Depot relationship. Ms. Marino also oversaw the successful consolidation of the Company offices at the current Starrett-Lehigh location.

Kelli Turner	$283,332	66.7%	Ms. Turner took control of the Finance and several administrative departments, implemented cost savings throughout the Company and built relationships and credibility with analysts and brokers.

Peter Hurwitz	$61,250	100.0%	Mr. Hurwitz assumed leadership of the legal department, successfully disposed of certain ongoing litigation matters, assisted with the wind-down of the Kmart agreement and implemented additional procedures and controls.

Gael Towey	$160,496	50.0%	Ms. Towey operated as both the Chief Creative Officer of the Company as well as the Acting Editor-in-Chief of Martha Stewart Living Magazine.
The bonus payments to the NEOs were paid 50% in cash and 50% in fully vested Company stock in lieu of cash, except in the case of Ms. Stewart, who received all cash.
In addition to the above, Ms. Stewart was paid $114,231, which amount represents the first quarter guaranteed bonus she was entitled to under her previous employment agreement.
The Compensation Committee has decided that adjusted EBITDA, among other factors, will be used in determining whether bonuses will be paid for 2010.
Long-Term Incentive Compensation
To succeed in our business goals, we need to recruit and retain key executives and creative talent. One tool to achieve this is to grant annual equity awards. Because these awards vest over time, they provide an incentive to stay with the Company over the long term. (During 2009, the Compensation Committee extended the vesting period of option awards from three years to four years.) These equity awards also provide flexibility to the Compensation Committee to reward superior (or reflect subpar) performance by senior executive officers.
Long-term incentive awards are typically granted annually (or, in the case of new hires, at the time they join the Company). However, there may also be awards made at other times during the year in connection with promotions or other unique circumstances.
All equity awards made since May 2008 were made pursuant to our Omnibus Plan, which was approved at our May 2008 annual meeting of stockholders. In 2008, we adopted a guideline on equity issuances. Under the guideline, unless otherwise specified, awards of equity determined during the course of any calendar month become effective on the first business day of the following calendar month. We then issue and price equity awards on that first business day of the month with an exercise price or value, as the case may be, equal to the closing price of our Class A Common Stock on that day. All stock options granted by the Company have been nonqualified stock options priced at fair market value, as defined in the applicable plan, which for the Omnibus Plan is the closing price of our Class A Common Stock on the date the grant is effective.
When determining the magnitude of a grant to an NEO or other senior executive, we consider the executive’s level of responsibility, competitive practices, and other relevant factors. We tend to make these awards in bands that correlate closely to an executive’s title (e.g., Senior Vice Presidents receive larger awards than Vice Presidents), but, as noted above, an individual executive’s performance in the prior fiscal year might result in his or her receiving a greater or lesser grant. In the past few years, the Compensation Committee has shifted the mix of equity awards, emphasizing options and PRSUs over restricted stock. Although changes to the accounting treatment for stock options as a result of the implementation of FASB ASC Topic 718 have made options less attractive to us because we have to recognize a charge for the value of an option when granted that might be disproportionate to the value received by the recipient upon exercise, we believe options further align the interests of recipients with those of stockholders. If the stock price drops, the award may lose its entire value. In March 2009, we also added PRSUs as an instrument in our equity compensation arrangements. Since, as described below, payouts under the PRSUs are based upon achievement of adjusted EBITDA targets, we believe these awards give added financial incentives to our NEOs to bring about long-term, Company-wide improvements in adjusted EBITDA, thereby further aligning the executives’ interests with those of our other stockholders. Both options and PRSUs help us retain our executives by increasing the overall future value of their total compensation by having the awards vest over a period of years or upon the completion of a performance period, as applicable.
On March 2, 2009, the Company granted both options and PRSUs to the NEOs and several other employees deemed critical to the business as set forth in the table below. The PRSUs represent the right to acquire a number of shares of our Class A Common Stock, if any, depending upon the Company’s cumulative adjusted EBITDA over a performance period that began on January 1, 2009 and ends on December 31, 2011. Originally, 50% of the shares were intended to vest at 80% of target, 80% of the shares at 90% of target and all of the shares at 100% of target (with amounts between interpolated). In March 2010, in recognition of changing economic conditions and to ensure the continued retention and motivation of key employees, the Compensation Committee reduced the cumulative adjusted EBITDA target of these PRSUs, but also eliminated any vesting below 100% of the performance target.

	Options	PRSUs
Martha Stewart	850,000	—
Charles Koppelman	550,000	70,000
Robin Marino	330,000	70,000
Gael Towey	22,500	3,750
Wenda Harris Millard	330,000	70,000
On April 1, 2009, in connection with her employment agreement, Kelli Turner received an option to acquire 180,000 shares of our Class A Common Stock; she also received 40,000 PRSUs with the same performance conditions (including adjustments) as those that were granted on March 2, 2009, more fully described above. On October 1, 2009, in connection with his employment, Peter Hurwitz received an option to acquire 100,000 shares of our Class A Common Stock.

All of the above options vest ratably over a four-year period (25% on each anniversary).
On March 1, 2010, the Company made additional awards of both options and PRSUs to the NEOs, as set forth in the table below:

	Options	PRSUs
Martha Stewart	300,000	—
Charles Koppelman	100,000	100,000
Robin Marino	70,000	70,000
Kelli Turner	50,000	50,000
Peter Hurwitz	20,000	29,500
Gael Towey	2,000	5,000
All of these options also vest ratably over a four-year period (25% on each anniversary). The 2010 PRSUs are tied to the Company’s achievement of cumulative adjusted EBITDA over a performance period that began on January 1, 2010 and ends on December 31, 2012. If 100% of the performance target is achieved, 100% of the PRSUs will vest on March 1, 2013; if 90% of the performance target is achieved, 80% of the PRSUs will vest on such date; and if 80% of the performance target is achieved, 50% of the PRSUs will vest on such date. None of the PRSUs will vest if less than 80% of the performance target is achieved.
Perquisites and Personal Benefits
We generally do not provide our NEOs with perquisites found at many other companies. However, see “Executive Compensation Agreements” and “Certain Relationships and Related Party Transactions — Transactions with Martha Stewart” for a discussion of the benefits received by Ms. Stewart pursuant to her employment agreement, as well as the Intangible Asset License Agreement, respectively. Amounts payable to Ms. Stewart pursuant to these arrangements are included in the “All Other Compensation” column of the “Summary Compensation Table.”
We also provide Ms. Stewart and Mr. Koppelman with use of a Company aircraft. Ms. Stewart and Mr. Koppelman may use our aircraft for personal travel on a limited basis, however, Ms. Stewart did not make any personal use of the aircraft in 2009; and Mr. Koppelman reimbursed the Company for the personal use he made of our aircraft.
Senior management is eligible to participate in the Company’s 401(k) plan on the same terms as other eligible management-level employees, which includes receiving Company matching contributions.
Separation Arrangements
In line with our efforts to attract and retain executives with creative skill and managerial excellence, we have entered into employment agreements with Mr. Koppelman, Ms. Stewart, Ms. Marino and Ms. Turner that provide for benefits in connection with certain termination events. Ms. Towey is covered by the Martha Stewart Living Omnimedia, Inc. 2008 Executive Severance Pay Plan, and Mr. Hurwitz is entitled to one year of salary and bonus in the event of termination without cause. These arrangements are described below under “Potential Payments Upon Termination or Change in Control.” Ms. Millard left our employment during 2009. We executed a separation agreement with Ms. Millard in April 2009 giving her certain separation benefits. The separation benefits received by Ms. Millard are described below under “Executive Compensation Agreements.”
Other Arrangements
Ms. Jacques had operated as the interim Principal Financial and Accounting Officer between January 1, 2009 and March 30, 2009. (Ms. Turner assumed the position of CFO on March 31, 2009.) Ms. Jacques’ base salary in 2009 was $259,615. She has a target bonus of 40% of her base salary. She received a bonus of $65,998 on December 7, 2009, payable 50% in cash and 50% in fully vested Company stock in lieu of cash. This amount represented 60% of her target bonus. In addition, Ms. Jacques received a special bonus of $30,000 in fully vested

Company stock in consideration for her role as interim Principal Financial and Accounting Officer prior to Ms. Turner’s arrival. During the period she served as interim Principal Financial and Accounting Officer, she received options for 37,500 shares and 6,250 PRSUs with the same terms (including later modifications) as the other NEOs.
Employee Stock Ownership/Retention Guidelines
In December 2009, the Compensation Committee revised the Company’s stock ownership guidelines. Like the previous guidelines adopted in May of 2005, these guidelines are intended to encourage executive officers to maintain an equity interest in the Company to help further align their interests with the interests of other stockholders. Each executive officer must attain the following ownership requirements within a five year period. The targets apply to shares owned outright.

Principal Executive Officer:	60,000 shares
All other executive officers:	20,000 shares
Officers who do not meet the ownership test are required to hold 75% of vested shares (net of shares withheld for tax obligations) until such time as the applicable target is achieved. This requirement does not, however, apply to shares granted as part of a bonus payment.
Currently, Mr. Koppelman, Ms. Marino, Ms. Towey and Ms. Turner hold shares in excess of the required number, and Mr. Hurwitz is deemed to be in compliance with these guidelines while he accrues the share threshold required of him pursuant to this policy.
Ms. Stewart owns more than a majority of the Company’s stock.
Tax Issues
The Compensation Committee also oversees compliance with Internal Revenue Code Section 162(m), which generally disallows a tax deduction to public companies for compensation over $1 million paid to the CEO or any of the other four most highly compensated executive officers, subject to certain exceptions. The Compensation Committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.
The table that follows summarizes the total compensation paid or earned by each NEO as well as our Founder, for the fiscal year ended December 31, 2009.

SUMMARY COMPENSATION TABLE

									Non-
									Equity
									Incentive
									Plan	All Other
					Stock		Option		Compen-	Compen-
Name and		Salary	Bonus		Awards		Awards		sation	sation		Total
Principal Position	Year	($)	($)		($) (1)		($) (2)		($) (3)	($)		($)
Charles Koppelman	2009	912,115	—		—		475,730		659,999	74,214	(4)	2,122,062
Executive Chairman and	2008	152,308	—		3,641,951		1,982,739		67,500	2,171,759		8,016,257
Principal Executive Officer

Kelli Turner	2009	279,327	—		—		215,606		283,332	1,489	(5)	779,754
CFO

Martha Stewart	2009	1,714,423	3,114,231	(6)	—		735,219		666,667	3,512,791	(7)	9,743,331
Founder/Chief Editorial,	2008	900,000	495,000		—		1,920,000		—	3,685,067		7,000,067
Media and Content Officer	2007	900,000	495,000		—		—		378,000	288,854		2,061,854

Robin Marino	2009	656,731	—		—		285,438		466,669	9,672		1,418,510
President and CEO of	2008	599,449	150,000	(8)	519,650		1,095,237		83,550	50,342		2,498,228
Merchandising	2007	495,000	—		716,500		—		440,000	57,992		1,709,492

Peter Hurwitz	2009	80,769	—		—		278,859		61,248	3,558	(9)	424,434
General Counsel

Gael Towey	2009	458,507	—		—		19,462		160,496	14,272	(10)	652,737
Editorial Director/	2008	458,507	—		93,150		256,000		48,143	15,022		870,822
Former Chief Creative	2007	458,507	—		235,500		—		325,000	9,072		1,028,079
Officer

Allison Jacques	2009	259,615	—		30,000	(11)	32,436		65,998	8,160		396,209
Controller/interim Principal Financial and Accounting Officer

Wenda Harris Millard	2009	240,000	—		—		485,942	(12)	—	8,154		734,095
Former President of	2008	603,045	—		519,650		1,096,288		83,550	22,487		2,325,020
Media, Co-CEO	2007	253,083	890,000		1,509,858		35,476		—	30,215		2,718,631

(1)	Amounts represent the aggregate grant date fair value computed in accordance FASB ASC Topic 718. For each of the restricted stock awards made under the Omnibus Plan, grant date fair value was calculated using the closing price on the grant date multiplied by the number of shares. For each of the restricted stock awards made under the 1999 Stock Incentive Plan, grant date fair value was calculated using the closing price on the date prior to the grant date multiplied by the number of shares. These amounts do not represent the actual value that may be realized by the NEOs. Some of the 2009 stock awards were in the form of PRSUs. Based on the probable outcome of the performance conditions associated with the PRSUs, the grant date fair value was zero, which was the estimated aggregate compensation cost to be recognized over the service period, determined as of the grant date under FASB ASC Topic 718. The values of the PRSUs at the grant date assuming the highest level of performance conditions, but excluding the amount of estimated forfeitures, are as follows:

Mr. Koppelman	$137,200
Ms. Turner	$106,400
Ms. Marino	$137,200
Ms. Towey	$7,350
Ms. Jacques	$12,250
Ms. Millard	$137,200

Please also refer to “Grants of Plan-Based Awards in 2009” for information on stock awards made in fiscal year 2009.

(2)	Except as noted in footnote 14, amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For the assumptions used to determine the grant date fair value, see Note 9 to our 2009 audited financial statements contained in our Annual Report on Form 10-K. Please also refer to “Grants of Plan-Based Awards in 2009” for information on option awards made in fiscal year 2009.

(3)	Amounts represent the actual annual incentive compensation awards earned with respect to each year by each NEO pursuant to our annual incentive plan. For additional information on these awards in 2009, see “Grants of Plan-Based Awards in 2009” below and “Compensation Discussion and Analysis” above. In 2009, all such awards except Ms. Stewart’s were paid 50% in cash and 50% in fully vested shares of Class A Common Stock in lieu of cash amounting to the following: Mr. Koppelman, 63,461 shares; Ms. Turner, 27,243 shares; Ms. Marino, 44,872 shares; Mr. Hurwitz, 5,889 shares; Ms. Towey, 15,432 shares; and Ms. Jacques, 6,346 shares. Ms. Stewart’s award was paid 100% in cash.

(4)	Mr. Koppelman’s 2009 other compensation of $74,218 consists of $60,000 for his use of a driver, as well as matching contributions to the 401(k) plan and life insurance premiums.

(5)	Ms. Turner’s 2009 other compensation includes a $182 tax gross-up related to commuter expenses.

(6)	This amount represents a $3,000,000 make-whole/retention payment paid to Ms. Stewart upon the execution of her new employment agreement (a portion of which may be forfeited in certain circumstances) and a $114,231 first quarter guaranteed bonus under her previous employment agreement. Please also refer to “Executive Compensation Agreements — Employment Agreement with Martha Stewart” for a further discussion of Ms. Stewart’s current employment agreement.

(7)	Ms. Stewart’s 2009 other compensation consists of (i) $2,569,402 in fees and expenses for which we are responsible under the Intangible Asset License Agreement; (ii) $311,579 in one-time insurance premium reimbursements; (iii) $178,663 of union required and other fees earned as talent on our television show; (iv) $178,352 for security services; (v) $105,452 for the portion of personnel costs for individuals performing work for Ms. Stewart for which we were not reimbursed; (vi) a $100,000 non-accountable expense allowance under the employment agreement that was in effect before April 1, 2009; (vii) $49,440 for a weekend driver; and (viii) life insurance premiums, expenses for personal fitness provided in her capacity as on-air talent and telecommunications services. See “Certain Relationships and Related Party Transactions — Transactions with Martha Stewart.”

(8)	Ms. Marino was paid a spot bonus in the amount of $150,000 on May 6, 2008.

(9)	Mr. Hurwitz’s 2009 other compensation includes a $17 tax gross-up related to commuter expenses.

(10)	Ms. Towey’s 2009 other compensation includes a $4,600 location fee.

(11)	On December 7, 2009, Ms. Jacques was paid a bonus in the amount of $30,000 for her work as interim Principal Financial and Accounting Officer through March 30, 2009, which was paid in 5,769 fully vested shares of Class A Common Stock.

(12)	Ms. Millard was awarded an option for 330,000 shares of Class A Common Stock in March 2009. As a result of her separation, she forfeited 230,000 shares in April 2009, and the remaining portion of the option was modified. (See “Executive Compensation Arrangements — Employment and Separation Agreements with Wenda Harris Millard,” below.) The amount represents the grant date fair value of the option for 330,000 shares ($285,438), as well as the incremental fair value of the modified award as of the modification date in accordance with FASB ASC Topic 718 ($200,504).

GRANTS OF PLAN-BASED AWARDS IN 2009

								All Other		All Other
								Stock		Option
								Awards:		Awards:			Grant Date
								Number of		Number of		Exercise or	Fair Value
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Shares of		Securities		Base Price	of Stock
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock		Underlying		of Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options		Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($/Sh)	($)

Charles Koppelman	N/A	—	990,000	1,485,000								—	—
	3/2/2009				35,000	70,000	—						—
	3/2/2009									550,000	(3)	1.96	475,730

Kelli Turner	N/A	—	425,000	—									—
	4/1/2009				20,000	40,000	—						—
	4/1/2009									180,000	(4)	2.66	215,606

Martha Stewart	N/A	—	1,000,000	1,500,000	—	—	—						—
	3/2/2009									850,000	(3)	1.96	735,219

Robin Marino	N/A	—	700,000	1,050,000									—
	3/2/2009				35,000	70,000	—						—
	3/2/2009									330,000	(3)	1.96	285,438

Peter Hurwitz	N/A	—	61,250	—	—	—	—						—
	10/1/2009									100,000	(5)	5.80	278,859

Gael Towey	N/A	—	320,954	—									—
	3/2/2009				1,875	3,750	—						—
	3/2/2009									22,500	(3)	1.96	19,462

Allison Jacques	N/A	—	110,000	—
	3/2/2009				3,125	6,250	—						—
	3/2/2009									37,500	(3)	1.96	32,436
	12/7/2009							5,769	(6)

Wenda Harris Millard	N/A	—	557,000	835,500									—
	3/2/2009				35,000	70,000	—						—
	3/2/2009			1,500,000						330,000	(7)	1.96	485,942

(1)	Amounts represent target amounts payable to each NEO pursuant to each officer’s employment agreement, offer letter or pursuant to the 2009 annual incentive plan (which plan does not have specific thresholds or maximums), as applicable. For the actual amounts paid to each officer pursuant to this plan, see the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above.

(2)	The PRSUs represent the right to acquire a number of shares depending upon the Company’s cumulative adjusted EBITDA over a performance period that began on January 1, 2009 and ends on December 31, 2011. The PRSU’s vest based on performance. None of the PRSUs were to vest if the Company failed to meet 80% of the cumulative adjusted EBITDA target; 50% were to vest at 80% of the target and 80% were to vest at 90% of the target. Based on the probable outcome of the performance conditions associated with the PRSUs, the grant date fair value was zero. In March 2010, in recognition of changing economic conditions and to ensure continued retention and motivation of key employees, the targets were reduced to a level then considered probable of achievement. For a further discussion of this adjustment, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above. Ms. Millard forfeited her PRSUs at the time of her separation.

(3)	Twenty-five percent of the shares subject to the option vested on March 2, 2010. The remaining shares subject to the option will vest in approximately equal amounts on each of March 2, 2011, March 2, 2012 and March 2, 2013.

(4)	Twenty-five percent of the shares subject to the option vested on April 1, 2010. The remaining shares subject to the option will vest in approximately equal amounts on each of April 1, 2011, April 1, 2012 and April 1, 2013.

(5)	Twenty-five percent of the shares subject to the option will vest on each of October 1, 2010, October 1, 2011, October 1, 2012 and October 1, 2013.

(6)	On December 7, 2009, Ms. Jacques was paid a bonus in the amount of $30,000 for her work as interim Principal Financial and Accounting Officer through March 30, 2009, all of which was paid in fully vested shares of Class A Common Stock.

(7)	Ms. Millard was awarded an option to purchase 330,000 shares of Class A Common Stock in March 2009. As a result of her separation, she forfeited 230,000 shares in April 2009, and the remaining portion of the option was modified. See “Executive Compensation Agreements - Employment and Separation Agreements with Wenda Harris Millard.” All 100,000 remaining shares will vest on October 20, 2010 if Ms. Millard is not in breach of certain obligations specified in her employment agreement. Upon vesting, Ms. Millard has 12 months to exercise the modified option. The amount in the “Grant Date Fair Value of Each Stock and Option Award” column represents the grant date fair value of the option for 330,000 shares ($285,438), as well as the incremental fair value of the modified award as of the modification date in accordance with FASB ASC Topic 718 ($200,504).
EXECUTIVE COMPENSATION AGREEMENTS
EMPLOYMENT AGREEMENT WITH CHARLES KOPPELMAN
Charles Koppelman became our Executive Chairman and PEO in July 2008. On September 17, 2008, we entered into an employment agreement with Mr. Koppelman in that capacity.
The employment agreement with Mr. Koppelman is in effect until December 31, 2012. The agreement automatically extends for additional 12-month periods thereafter unless either the Company or Mr. Koppelman provides written notice to the other of its intention not to extend the agreement by June 30th before the then-scheduled expiration date. Mr. Koppelman’s agreement provided for an annual base salary of $900,000, subject to increase at the discretion of the Board. The Compensation Committee increased Mr. Koppelman’s base salary to $990,000, effective November 1, 2009. The agreement also provides for an annual cash bonus of 100% of base salary, with a maximum bonus of 150% of base salary, based on achievement of goals to be established by the Compensation Committee. For 2009, Mr. Koppelman received a bonus of $659,999 or 66.7% of his target award, paid approximately half in cash and half in fully vested Class A Common Stock in lieu of cash. See “Compensation Discussion and Analysis — Analysis of Elements of Total Compensation — Annual Bonuses” for a discussion of 2009 Company targets and Mr. Koppelman’s contributions.
In connection with his employment agreement, we granted Mr. Koppelman a restricted stock award of 425,000 shares of our Class A Common Stock on October 1, 2008, of which 100,000 shares will vest if and only if the fair market value (as defined in the Omnibus Plan) of the Class A Common Stock is at least $15 on each of the immediately preceding 60 consecutive trading days during the initial Employment Term (as defined in the employment agreement); and 100,000 shares will vest if and only if the fair market value of the Class A Common Stock is at least $25 on each of the immediately preceding 60 consecutive trading days during the initial Employment Term. In connection with his employment agreement, Mr. Koppelman also received an option to purchase 600,000 shares of Class A Common Stock on October 1, 2008. The agreement contemplates that, in the discretion of the Board or the Compensation Committee, Mr. Koppelman would receive additional equity awards. On March 2, 2009, we awarded Mr. Koppelman an option to purchase 550,000 shares of our Class A Common Stock at an exercise price of $1.96 per share and PRSUs for 70,000 shares (as described in more detail in “Grants of Plan-Based Awards in 2009”).
The Company agreed to reimburse Mr. Koppelman up to $60,000 per year for the use of a driver, and, to the extent feasible and available, will provide Mr. Koppelman with office space for others working with him on non-Company related matters, the cost of which will be reimbursed to the Company by Mr. Koppelman. Mr. Koppelman is entitled to participate in our employee benefit plans, policies, programs, perquisites and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent he meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement. We reimburse Mr. Koppelman for all reasonable business expenses, including first class transportation or travel on a private plane to the extent that the private plane is available.
The agreement contains customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, the Executive Chairman cannot compete with the Company for an 18-month period following termination (unless the agreement expires in accordance with its term or Mr. Koppelman terminates the agreement for “good reason”) and may not solicit Company personnel for a 24-month period following termination.
See “Potential Payments Upon Termination or Change in Control” for a discussion of severance payments payable under Mr. Koppelman’s employment agreement.
EMPLOYMENT AGREEMENT WITH MARTHA STEWART
On April 9, 2009, the Company entered into an amended and restated employment agreement with Martha Stewart, effective as of April 1, 2009, which agreement replaced the existing employment agreement between the Company and Ms. Stewart that was scheduled to expire in September 2009. The new agreement extends until March 31, 2012.
Under the new agreement, for her services as a performer, for making public appearances, and as an author and provider of content, Ms. Stewart is entitled to talent compensation of $2 million per year, subject to annual review by the Board and increases in the Board’s discretion. Ms. Stewart is also entitled to an annual bonus in an amount determined by the Compensation Committee based on the achievement of the Company and individual performance goals established by the Compensation Committee for each fiscal year, with a target annual bonus equal to $1 million and a maximum annual bonus equal to 150% of the target amount. For 2009, Ms. Stewart received a bonus of $666,667, or 66.7% of her target award, paid in cash. See “Compensation Discussion and Analysis - Analysis of Elements of Total Compensation — Annual Bonuses” for a discussion of 2009 Company targets and Ms. Stewart’s contributions. Ms. Stewart also received a $3 million make-whole/retention payment in connection with her execution of the agreement, which amount is subject to pro-rata forfeiture in the event Ms. Stewart terminates the agreement without good reason (as defined in the agreement) or the Company terminates the agreement with cause

(as defined in the agreement). If Ms. Stewart serves as on-air talent on shows other than The Martha Stewart Show produced after April 1, 2009, she is entitled to additional compensation to be determined by mutual agreement of Ms. Stewart and the Board (or if they cannot agree, by an independent expert), as well as 10% of the adjusted gross revenues (as defined in the agreement) associated with re-runs of such shows.
Ms. Stewart is entitled to participate in all of the Company’s welfare benefit plans and programs for the benefit of senior executives, on a basis no less favorable than in effect immediately prior to April 1, 2009, and is eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained for the benefit of senior executives, other than any equity-based incentive plans, severance plans, retention plans and any annual cash incentive plan, on a basis no less favorable than in effect immediately prior to that date, although she may receive annual grants of stock options, in the discretion of the Board. On March 2, 2009, we awarded Ms. Stewart an option to purchase 850,000 shares of our Class A Common Stock at an exercise price of $1.96 per share (as described in more detail in “Grants of Plan-Based Awards in 2009”).
Ms. Stewart is entitled to reimbursement for all business, travel and entertainment expenses on a basis no less favorable than in effect immediately prior to April 1, 2009 and subject to the Company’s current expense reimbursement policies. The Company must also provide Ms. Stewart with automobiles and drivers on a basis no less favorable than in effect immediately prior to April 1, 2009 and must also pay for or reimburse her for certain security and communications expenses.
The employment agreement contains customary confidentiality, non-competition, non-solicitation and indemnification provisions. Under the agreement, Ms. Stewart cannot compete with the Company or solicit its employees during her term of employment. In addition, if Ms. Stewart’s employment is terminated by the Company for cause or by Ms. Stewart without good reason, the non-competition and non-solicitation restrictions continue for 12 months after the termination of employment. The non-disparagement provisions, which preclude both the Company and Ms. Stewart from making disparaging or derogatory statements about the other in communications that are public or that may be reasonably expected to be publicly disseminated to the press or the media, apply during her term of employment and for two years thereafter in all events.
See “Certain Relationships and Related Party Transactions — Transactions with Martha Stewart” for a discussion of certain payments constituting Other Compensation. See also “Potential Payments Upon Termination or Change in Control” for a discussion of severance payments payable under Ms. Stewart’s employment agreement.
EMPLOYMENT AGREEMENT WITH ROBIN MARINO
We executed an agreement with Robin Marino, effective as of June 11, 2008 and extending until December 31, 2011 pursuant to which she currently serves as Chief Executive Officer and President - Merchandising.
The agreement automatically extends for additional 12-month periods thereafter unless either the Company or Ms. Marino provides written notice to the other of its intention not to extend before the then-scheduled expiration date. The annual base salary set forth in Ms. Marino’s employment agreement was $650,000, subject to increase by the Board. The Compensation Committee increased Ms. Marino’s annual salary to $700,000 effective November 1, 2009. In addition, Ms. Marino is eligible for an annual cash bonus of 100% of base salary, with a maximum bonus of 150% of base salary, based on achievement of goals established by the Compensation Committee. For 2009, Ms. Marino received a bonus of $466,669 or 66.7% of target, paid approximately half in cash and half in fully vested Class A Common Stock in lieu of cash. See “Compensation Discussion and Analysis — Analysis of Elements of Total Compensation — Annual Bonuses” for a discussion of 2009 Company targets and Ms. Marino’s contributions.
In connection with her employment agreement, Ms. Marino received a restricted stock award of 50,000 shares of our Class A Common Stock and an option to acquire 100,000 shares. The agreement contemplates that Ms. Marino will continue to participate in our annual stock incentive program and receive awards as determined by the Compensation Committee from time to time. On March 2, 2009, we awarded Ms. Marino an option to purchase 330,000 shares of our Class A Common Stock at an exercise price of $1.96 per share and PRSUs for 70,000 shares (as described in more detail in “Grants of Plan-Based Awards in 2009”).

Ms. Marino is entitled to participate in our employee benefit plans, policies, programs, and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent she meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.
The agreement also contains customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, Ms. Marino cannot solicit Company personnel or compete with the Company in connection with her line of business for the 18-month period following termination (unless, in the case of the non-compete, the agreement expires in accordance with its term).
See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable under Ms. Marino’s employment agreement.
EMPLOYMENT AGREEMENT WITH KELLI TURNER
The Company entered into an employment agreement with Kelli Turner on March 24, 2009 pursuant to which she serves as the Company’s Executive Vice President and Chief Financial Officer. The agreement commenced on March 31, 2009 and has a two-year term. The annual base salary set forth in Ms. Turner’s employment agreement was $375,000, subject to increase by the Board. The Compensation Committee increased Ms. Turner’s annual salary to $425,000 effective November 1, 2009. In addition, Ms. Turner is eligible for an annual cash bonus with a target of 100% of base salary, based upon, among other criteria, assessment of her performance and overall Company financial performance. For 2009 her bonus was $283,332 or 66.7% of target (paid approximately half in cash and half in fully vested Class A Common Stock in lieu of cash).
Ms. Turner received an option to purchase 180,000 shares of our Class A Common Stock on April 1, 2009, of which 45,000 shares vested on April 1, 2010, with the remaining shares vesting in equal amounts on the second, third and fourth anniversaries of the date of grant pursuant to the employment agreement. The option has a 10-year term. In addition, Ms. Turner received a grant of 40,000 PRSUs (as described in more detail in “Grants of Plan-Based Awards in 2009”).
Ms. Turner is entitled to participate in our employee benefit plans, policies, programs, and arrangements that we provide generally to our similarly situated employees (excluding for this purpose Martha Stewart) to the extent she meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.
The agreement also contains customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, Ms. Turner cannot compete with the Company for the 12-month period following termination and may not solicit Company personnel for a 24-month period following termination. See “Potential Payments Upon Termination or Change in Control” for a discussion of severance and change of control payments payable under Ms. Turner’s employment agreement.
EMPLOYMENT AND SEPARATION AGREEMENTS WITH WENDA HARRIS MILLARD
We executed an employment agreement with Wenda Harris Millard pursuant to which she served as Co-CEO and President — Media. The agreement was effective June 11, 2008 and had a term that extended until December 31, 2011. The annual base salary set forth in the agreement was $650,000, subject to increase by the Board. In addition, Ms. Millard was eligible for an annual cash bonus of 100% of base salary, with a maximum bonus of 150% of base salary, based on achievement of goals established by the Compensation Committee. On March 2, 2009, we awarded Ms. Millard an option to purchase 330,000 shares of our Class A Common Stock at an exercise price of $1.96 per share and PRSUs for 70,000 shares (as described in more detail in “Grants of Plan-Based Awards in 2009”).
On April 20, 2009, we entered into a separation agreement and related waiver and release of claims with Ms. Millard (collectively, the “Separation Agreement”). The Separation Agreement provided that she resign as the Company’s Co-CEO and President — Media, terminating her employment as of April 20, 2009. It also provided that we pay Ms. Millard’s unpaid salary and accrued vacation time through the date of termination. In addition, for execution of the waiver and release and cooperation with the Company in effecting an orderly transition, we amended Ms. Millard’s March 2, 2009 option to purchase 330,000 shares of the Company’s Class A Common Stock to (i)

reduce the number of shares subject to the option to 100,000, (ii) specify that the revised option will vest on the 18-month anniversary of the date of termination, provided Ms. Millard is not in breach of obligations included in her employment agreement with the Company (which would include confidentiality, non-competition, non-solicitation and non-disparagement obligations), and (iii) allow the option to be exercisable for 12 months after vesting. All other unvested equity held by Ms. Millard terminated.
COMPENSATION OF OTHER NAMED EXECUTIVE OFFICERS
None of Ms. Towey, Mr. Hurwitz or Ms. Jacques is subject to an employment agreement, although each would be entitled to payments in the event of certain terminations, as set forth under “Potential Payments Upon Termination or Change in Control.” Each also received equity awards during 2009, either as part of a series of on-going awards (in the cases of Ms. Towey and Ms. Jacques) or in connection with initial employment (in the case of Mr. Hurwitz). Each also received bonuses as participants in the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan, as set forth in the “Summary Compensation Table.” For a discussion of factors contributing to the bonus payments, see “Compensation Discussion and Analysis — Analysis of Elements of Total Compensation - Annual Bonuses.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Option Awards (1)					Stock Awards
									Equity		Equity
									Incentive		Incentive Plan
									Plan Awards:		Awards:
									Number of		Market or
									Unearned		Payout Value
	Number of	Number of				Number of		Market Value	Shares, Units		of Unearned
	Securities	Securities				Shares or Units		of Shares or	or Other		Shares, Units
	Underlying	Underlying		Option		of Stock That		Units of Stock	Rights That		or Other Rights
	Unexercised	Unexercised		Exercise	Option	Have Not		That Have Not	Have Not		That Have Not
	Options (#)	Options (#)		Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($) (2)	(#)		($) (2)

Charles Koppelman	25,000			10.61	7/22/2014
	200,000			28.55	1/24/2015
	200,000			20.35	10/27/2015
	7,500			17.31	5/17/2016
	7,500			18.09	5/17/2017
	7,500			9.09	5/20/2018
	198,000	402,000	(3)	8.53	9/30/2015
		550,000	(4)	1.96	2/28/2019
						133,333	(3)	658,665
									200,000	(5)	988,000
									70,000	(6)	345,800

Kelli Turner		180,000	(7)	2.66	3/31/2019				40,000	(6)	197,600

Martha Stewart	150,000			15.90	2/15/2012
	150,000			26.56	2/25/2010
	247,500	502,500	(8)	7.04	3/02/2015
		850,000	(4)	1.96	2/28/2019

Robin Marino	99,000	201,000	(8)	7.04	3/02/2015
	33,000	67,000	(3)	8.53	9/30/2015
		330,000	(4)	1.96	2/28/2019
						5,100	(9)	25,194
						1,029	(10)	5,083
						10,050	(11)	49,647
						6,800	(12)	33,592
						33,500	(3)	165,490
									70,000	(6)	345,800

Peter Hurwitz	—	100,000	(13)	5.80	9/30/2019

Gael Towey	21,000			6.78	8/9/2012
	33,000	67,000	(8)	7.04	3/02/2015
		22,500	(4)	1.96	2/28/2019
						4,250	(9)	20,995
						10,050	(11)	49,647
									3,750	(6)	18,525

Allison Jacques	9,900	20,100	(8)	7.04	3/02/2015
		37,500	(4)	1.96	2/28/2019
						1,700	(14)	8,398
						5,025	(8)	24,824
									6,250	(6)	30,875

Wenda Harris Millard		100,000	(15)	1.96	10/20/2011

(1)	Options are granted at an exercise price equal to the fair market value on the date of grant. Under the Martha Stewart Living Omnimedia, Inc. Amended and Restated 1999 Employee Stock Incentive Plan, fair market value is defined as the closing price of Class A Common Stock on the last business day before the grant. Under the Omnibus Plan, fair market value is defined as the closing price of Class A Common Stock on the date of grant.

(2)	Market value is calculated by multiplying the number of shares that have not vested by $4.94, the closing market price of the Class A Common Stock on December 31, 2009.

(3)	Of these shares, 49.2% will vest on October 1, 2010, and the remaining 50.8% will vest on October 1, 2011.

(4)	Twenty-five percent of the shares subject to this option vested on March 2, 2010. An additional 25% will vest on each of March 2, 2011, March 2, 2012 and March 2, 2013.

(5)	Of these shares, 100,000 will vest if and only if the fair market value of the Class A Common Stock is at least $15 on each of the immediately preceding 60 consecutive trading days and 100,000 shares will vest if and only if the fair market value is at least $25 on each of the immediately preceding 60 consecutive trading days.

(6)	These PRSUs represent the right to acquire a number of shares of Class A Common Stock depending upon the Company’s cumulative adjusted EBITDA over a performance period that began on January 1, 2009 and ends on December 31, 2011. The PRSUs vest based on performance. None of the PRSUs were to vest if the Company failed to meet 80% of the cumulative adjusted EBITDA target; 50% were to vest at 80% of the target and 80% were to vest at 90% of the target. In March 2010, the Company reduced the adjusted EBITDA targets but also eliminated any vesting below 100% of target. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation,” above.

(7)	Twenty-five percent of the shares subject to this option vested on April 1, 2010. An additional 25% will vest on each of April 1, 2011, April 1, 2012 and April 1, 2013.

(8)	Of these shares, 49.2% will vest on July 15, 2010 and the remaining 50.8% will vest on August 15, 2011.

(9)	These shares vested on January 1, 2010.

(10)	These shares vested on February 27, 2010.

(11)	Of these shares, 49.2% vested on February 6, 2010 and the remaining 50.8% will vest on February 6, 2011.

(12)	These shares will vest on April 27, 2010.

(13)	Twenty-five percent of the shares subject to this option will vest on each of October 1, 2010, October 1, 2011, October 1, 2012 and October 1, 2013.

(14)	These shares vested on March 1, 2010.

(15)	These shares will vest on October 20, 2010 if Ms. Millard complies with the obligations set forth in her separation agreement. See “Executive Compensation Arrangements — Employment and Separation Agreements with Wenda Harris Millard,” above.

OPTION EXERCISES AND STOCK VESTED DURING 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
	Exercise	on Exercise	Vesting	Vesting
Name	(#)	($)	(#) (3)	($) (1)
Charles Koppelman (2)	—	—	91,667	531,669
Kelli Turner	—	—	—	—
Martha Stewart	—	—	—	—
Robin Marino	—	—	38,248	155,833
Peter Hurwitz	—	—	—	—
Gael Towey	—	—	13,325	32,430
Allison Jacques	—	—	6,251	17,119
Wenda Harris Millard	—	—	4,950	11,930

(1)	Value realized was calculated by multiplying (i) the number of shares vested by (ii) the closing price of the Class A Common Stock on the date of vesting.

(2)	Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. We have been advised that on November 9, 2009, Charles Koppelman entered into a trading plan in accordance with Rule 10b5-1 and our policy governing transactions in our securities.

(3)	Does not include a $30,000 bonus paid to Ms. Jacques in the form of 5,769 fully vested shares of Class A Common Stock or non-equity incentive plan compensation paid 50% in cash and 50% in fully vested shares of Class A Common Stock in lieu of cash amounting to the following: Mr. Koppelman, 63,461 shares; Ms. Turner, 27,243 shares; Ms. Marino, 44,872 shares; Mr. Hurwitz, 5,889 shares; Ms. Towey, 15,432 shares; and Ms. Jacques, 6,346 shares.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below show certain potential payments that would have been made to an incumbent NEO had a termination hypothetically occurred on December 31, 2009 under various scenarios, or had a change in control hypothetically occurred on December 31, 2009. In accordance with SEC rules, the potential payments were determined under the terms of each NEO’s respective employment agreement or governing severance plan as in effect on that date. The terms of these agreements, including the obligations of the NEOs in respect of non-competition, non-solicitation and non-disparagement following termination, are detailed above under “Executive Compensation Agreements” above.
The tables do not include the value of vested but unexercised stock options as of December 31, 2009. The Benefit Continuation expense was calculated using COBRA rates for medical, dental, vision and life insurance coverage as in effect on December 31, 2009, except where otherwise specified. The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables. Because the payments to be made to an NEO or the value of accelerated equity awards depend on several factors, the actual amounts to be paid out or the value received upon an NEO’s termination of employment or upon a change in control can only be determined at the time of the event. In all events of termination, an NEO is entitled to earned but unpaid salary, bonus (if any), benefits (including accrued vacation), and unreimbursed business expenses through the date of termination. This table assumes that our pay period ended on, and included pay for, December 31, 2009, and that there was no accrued vacation at such date. Ms. Millard terminated her employment with us during 2009. Her actual separation benefits are detailed above under “Executive Compensation Agreements — Employment and Separation Agreements With Wenda Harris Millard” above.

Value of Accelerated Equity
	Cash	Benefit	Awards (2)
	Severance	Continuation		Restricted
Charles Koppelman:	($) (1)	($)	Options ($)	Stock ($)	Total ($)

Change in Control	—	—	1,639,000	658,665	2,297,665
Termination by Company without “cause”/by employee for “good reason” (3)	1,485,000	7,274	1,639,000	658,665	3,789,939
Termination for cause	—	—	—	—	—
Disability			—	—	—
Death	—	—	—	—	—

Value of Accelerated Equity
	Cash	Benefit	Awards (2)
	Severance	Continuation		Restricted
Kelli Turner:	($) (1)	($)	Options ($)	Stock ($)	Total ($)

Change in Control	—	—	410,400		410,400
Termination by Company without “cause” (4)	531,250	—	—	—	531,250
Termination for cause	—	—	—	—	—
Disability			—	—	—
Death	—	—	—	—	—

			Value of Accelerated Equity
	Cash	Benefit	Awards (2)
	Severance	Continuation		Restricted
Martha Stewart:	($) (1)	($)	Options ($)	Stock ($)	Total ($)

Change in Control	—	—	2,533,000	—	2,533,000
Termination by Company without “cause”/by employee for “good reason” (5)	8,000,000	13,364	—	—	8,013,364
Termination for cause	—	—	—	—	—
Disability	500,000	—	—	—	4,500,000
Death	500,000	—	—	—	4,500,000

			Value of Accelerated Equity
	Cash	Benefit	Awards (2)
	Severance	Continuation		Restricted
Robin Marino:	($) (1)	($)	Options ($)	Stock ($)	Total ($)

Change in Control	—	—	983,400	279,006	1,262,406
Termination by Company without “cause”/by employee for “good reason” (6)	1,050,000	9,914	983,400	279,006	2,322,320
Termination for cause	—	—	—	—	—
Disability			—	113,516	113,516
Death	—	—	—	113,516	113,516

Value of Accelerated Equity
	Cash	Benefit	Awards (2)
	Severance	Continuation		Restricted
Peter Hurwitz:	($) (1)	($)	Options ($)	Stock ($)	Total ($)

Change in Control	—	—	—	—	—
Termination by Company without “cause” (7)	175,000	—	—	—	175,000
Termination for cause	—	—	—	—	—
Disability	—	—	—	—	—
Death	—	—	—	—	—

			Value of Accelerated Equity
	Cash	Benefit	Awards (2)
	Severance	Continuation		Restricted
Gael Towey:	($) (1)	($)	Options ($)	Stock ($)	Total ($)

Change in Control	—	—	67,050	70,642	137,692
Termination by Company without “cause”/by employee for “good reason” (8)	687,761	15,123	67,050	70,642	840,576
Termination for cause	—	—	—	—	—
Disability	—	—	—	70,642	70,642
Death	—	—	—	70,642	70,642

			Value of Accelerated Equity
	Cash	Benefit	Awards (2)
	Severance	Continuation		Restricted
Allison Jacques:	($) (1)	($)	Options ($)	Stock ($)	Total ($)

Change in Control	—	—	111,750	33,221	144,971
Termination by Company without “cause” (9)	142,788	—	—	—	142,788
Termination for cause	—	—	—	—	—
Disability	—	—	—	33,221	33,221
Death	—	—	—	33,221	33,221

(1)	As 2009 bonus payments were made to each of the NEOs prior to December 31, 2009, no additional bonus amounts would have been payable in connection with a termination as of that date. The bonus payments made for 2009 under the Martha Stewart Living Omnimedia, Inc. Annual Incentive Plan and, where applicable the individual’s employment agreement, are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” The employment agreements for Mr. Koppelman, Ms. Marino and Ms. Turner provide for a pro rata bonus for the year of termination if performance targets are met and bonuses are paid to similarly situated executives with such bonuses to be paid at the time such other bonuses are paid. Mr. Hurwitz’s offer letter provided for a six-month pro rated bonus if within six months of his start date he was terminated without cause, which payment increased after that first six months to the full bonus for the calendar year. Severance arrangements with Ms. Towey and Ms. Jacques do not include bonus payments. In addition, the value of any PRSUs outstanding as of December 31, 2009 is not included in this table since any termination before January 1, 2010 would result in forfeiture of the PRSUs.

(2)	Based on the closing stock price of the Class A Common Stock on December 31, 2009 of $4.94. The value of the options is the difference between $4.94 and the applicable exercise price. Options with exercise prices that exceeded the closing price would not result in a benefit had the vesting of these options been accelerated, and therefore such options are not included in the table.

(3)	Under Mr. Koppelman’s employment agreement, he would have been entitled to receive a lump-sum payment equal to 18 months of salary, immediate vesting of any unvested option and restricted stock awards (but not performance shares); and continuation of coverage under our health insurance plan for two years at the active employee rate, or less if Mr. Koppelman obtains subsequent employer-provided coverage; in all cases subject to his execution of a release in favor of the Company.

(4)	Under Ms. Turner’s employment agreement, she would have been entitled to receive continued payment of base salary for the remainder of her employment term (through March 31, 2011), subject after the first three months to reduction by the amounts earned in alternate employment, and subject further to the execution of a release in favor of the Company.

(5)	Under Ms. Stewart’s employment agreement, in the event of her death, the Company remains obligated to pay the talent compensation (less long-term disability payments) until March 31, 2012. If she is disabled, the talent compensation continues unless the agreement is terminated, in which event the Company remains obligated to pay the talent compensation (less long-term disability payments) until March 31, 2012. (Amounts in the table reflect the full talent compensation without reduction.) Also, under Ms. Stewart’s employment agreement, if the Company terminates her employment without cause or she terminates her employment for good reason, she would be entitled to a lump-sum payment equal to the sum of: (a) talent compensation and accrued vacation pay (which for purposes of this table we are assuming is zero) through the date of termination, (b) $3,000,000, and (c) the higher of (1) $5,000,000 or (2) three times the highest annual bonus paid with respect to any fiscal year beginning during the term of the agreement. In such cases, the Company must also continue to provide Ms. Stewart for the greater of the remaining term of the agreement or three years following the date of termination, the same medical, hospitalization, dental and life insurance coverage to which she was otherwise entitled under the agreement. Upon a termination by the Company without cause or her termination for good reason, the Company would also be required to continue to provide Ms. Stewart with the use of automobiles and drivers and to provide her with offices and assistants for three years.

The above table does not include any value for use of automobiles and drivers, offices and assistants by Ms. Stewart for a three-year period following such a termination, or payments that would result from the simultaneous termination of the Intangible Asset License Agreement and the Intellectual Property License Agreement. For more information, see “Certain Relationships and Related Party Transactions — Transactions with Martha Stewart.”

(6)	Under Ms. Marino’s employment agreement, she would have been entitled to receive a lump-sum payment of 18 months of salary and immediate vesting of unvested restricted stock and option awards (other than the March 2008 award). Ms. Marino also would receive continuation of coverage under our health insurance plan for up to 18 months at the active employee rate, or less if Ms. Marino obtains subsequent employer-provided coverage; in all cases subject to her execution of a release in favor of the Company.

(7)	Under Mr. Hurwitz’s offer letter, he would have been entitled to receive a lump-sum payment of six months of salary had termination occurred on December 31, 2009, subject to the execution of a release in favor of the Company. After six months of employment, his entitlement to severance increased to one year of salary.

(8)	Ms. Towey is covered by the Martha Stewart Living Omnimedia, Inc. 2008 Executive Severance Pay Plan and would have been entitled to receive continued payment of base salary for 18 months, immediate vesting of any unvested option and restricted stock awards, continuation of coverage under our health and life insurance plans until the 18-month anniversary of the executive’s termination of employment (or, if earlier, until the executive becomes eligible for benefits of the same type under a plan of a subsequent employer), and up to $30,000 of outplacement benefits; in all cases subject to her execution of a release in favor of the Company.

(9)	Under our severance policy, Ms. Jacques would have been entitled to 27 weeks of salary, subject to her execution of a release in favor of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents, as of April 8, 2010 (unless otherwise noted), information relating to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of either class of our common stock, (2) each of our directors, (3) each of the NEOs, and (4) all of our current executive officers and directors as a group. Except as otherwise indicated, the address of each is 601 West 26th Street, New York, New York 10001.
Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as otherwise indicated, each person has sole voting and investment power over the shares shown in this table. A person is also deemed to be the beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be beneficial owner of the same securities. Additionally, we have assumed the conversion of shares of Class B Common Stock into shares of Class A Common Stock for purposes of listing each of the Ms. Stewart’s and the Martha Stewart Family Limited Partnership’s ownership of Class A Common Stock (and all directors and executive officers as a group), but not in calculating the percentage of Class A Common Stock for any other holder or for calculating Martha Stewart’s and the Martha Stewart Family Limited Partnership’s ownership of Class B Common Stock.
Shares of Class B Common Stock may be converted on a one-for-one basis into shares of Class A Common Stock at the option of the holder. The percentage of votes for all classes is based on one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock.
BENEFICIAL OWNERSHIP

						%
	Class A Common Stock			Class B Common Stock		Total Voting
Name	Shares		%	Shares	%	Power
Martha Stewart	28,428,571	(1)	51.1	26,690,125	100.0	90.8	(2)
Alexis Stewart	28,362,133	(3)	51.0	26,690,125	100.0	90.8	(2)
Martha Stewart Family Limited Partnership	26,912,747	(4)	48.9	26,690,125	100.0	90.5	(2)
BlackRock, Inc.	1,978,047	(5)	7.0	—	—	*
Charles Koppelman	1,315,526	(6)	4.5	—	—	*
Charlotte Beers	86,738	(7)	*	—	—	*
Frederic Fekkai	11,910		*	—	—	*
Michael Goldstein	116,298	(8)	*	—	—	*
Arlen Kantarian	88,064	(9)	*	—	—	*
William Roskin	76,974	(10)	*	—	—	*
Todd Slotkin	72,796	(11)	*	—	—	*
Kelli Turner	57,736	(12)	*	—	—	*
Robin Marino	311,283	(13)	1.1	—	—	*
Peter Hurwitz	3,485		*	—	—	*
Gael Towey	192,221	(14)	*	—	—	*
Allison Jacques	9,900	(15)	*	—	—	*
Wenda Harris Millard	22,107	(16)	*	—	—	*
All directors and executive officers as a group (11 persons)	30,569,381	(17)	53.7	26,690,125	100.0	91.1

*	The percentage of shares or voting power beneficially owned does not exceed 1%.

(1)	These shares include (i) 5,100 shares of the Class A Common Stock held by Ms. Stewart, (ii) 610,000 shares of the Class A Common Stock that are subject to exercisable options and (iii) 29,816 shares of Class A Common Stock held by the Martha Stewart 1999 Family Trust, of which Ms. Stewart is the sole trustee and as to which she has sole voting and dispositive power. These shares also include (a) 222,622 shares of Class A Common Stock held by the Martha Stewart Family Limited Partnership (“MSFLP”), of which Ms. Stewart is the sole general partner, (b) 26,690,125 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of the Class A Common Stock, and all of which are held by MSFLP, (c) 37,270 shares of Class A Common Stock held by the Martha Stewart 2000 Family Trust, of which Ms. Stewart is a co-trustee, and (d) 10,648 shares of Class A Common Stock held by M. Stewart, Inc., the general partner of Martha Stewart Partners, L.P., of which Ms. Stewart is the sole director and as to which she has shared voting and dispositive power. In addition, Martha Stewart may be deemed to beneficially own 822,990 shares of Class A Common Stock held by the Martha and Alexis Stewart Charitable Foundation, for which Martha Stewart is a co-trustee and as to which she shares voting and dispositive power.

(2)	Assumes no shares of Class B Common Stock are converted into shares of Class A Common Stock. Total voting power of the Company consists of all outstanding shares of Class A Common Stock (having one vote per share) and all outstanding Class B Common Stock (having 10 votes per share).

(3)	Includes 5,046 shares of Class A Common Stock and 6,250 shares subject to an exercisable option, owned directly by Alexis Stewart, as to which she has sole voting and dispositive power. In addition, Alexis Stewart may be deemed to beneficially own 822,990 shares of Class A Common Stock held by the Martha and Alexis Stewart Charitable Foundation, for which Alexis Stewart is a co-trustee and as to which she shares voting and dispositive power. Ms. Alexis Stewart may also be deemed to beneficially own 27,527,847 shares of Class A Common Stock pursuant to (i) a revocable proxy, dated as of October 6, 2004, whereby Martha Stewart appointed Alexis Stewart as her true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of the Company that are owned by Martha Stewart from time to time, and a power of attorney, dated as of October 6, 2004, whereby MSFLP appointed Alexis Stewart as its true and lawful proxy, attorney-in-fact and agent with respect to all of the securities of the Company that are owned by MSFLP from time to time. These shares include the following: (i) 5,100 shares of the Class A Common Stock held by Martha Stewart, (ii) 610,000 shares of Class A Common Stock owned by Martha Stewart that are subject to exercisable options, (iii) 222,622 shares of Class A Common Stock, all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP, and (iv) 26,690,125 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of Class A Common Stock, and all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and as to all of which she is deemed to share voting and dispositive power.

(4)	Consists of (i) 26,690,125 shares of the Class B Common Stock, each of which is convertible at the option of the holder into one share of the Class A Common Stock, and all of which are held by MSFLP, and (ii) 222,622 shares of Class A Common Stock, all of which are owned by MSFLP and indirectly owned by Martha Stewart as the sole general partner of MSFLP and as to which MSFLP is deemed to share voting and dispositive power.

(5)	Based on a Schedule 13G filed on January 29, 2010. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)	Consists of 532,526 shares of Class A Common Stock and options to acquire 783,000 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days. Of such shares, 400,000 shares of Class A Common Stock are pledged to secure a loan.

(7)	Consists of 31,322 shares of Class A Common Stock and options to acquire 55,416 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(8)	Consists of 30,048 shares of Class A Common Stock, receipt of all of which has been deferred, and options to acquire 86,250 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(9)	Consists of 34,224 shares of Class A Common Stock and options to acquire 53,840 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(10)	Consists of 23,490 shares of Class A Common Stock and options to acquire 53,484 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(11)	Consists of 23,490 shares of Class A Common Stock and options to acquire 55,416 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(12)	Consists of 12,736 shares of Class A Common Stock and options to acquire 45,000 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(13)	Consists of 96,783 shares of Class A Common Stock and options to acquire 214,500 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(14)	Consists of 132,596 shares of Class A Common Stock and options to acquire 59,625 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(15)	Consists of options to acquire 9,900 shares of Class A Common Stock that are exercisable or will become exercisable within 60 days.

(16)	Assumes no sales or purchases of Class A Common Stock by Ms. Millard subsequent to termination of employment.

(17)	Includes the rights to acquire Class A Common Stock as of April 8, 2010 or within 60 days detailed above in footnotes 1, 6, 7, 8, 9, 10, 11, 12 and 13.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock with the SEC. Such persons are required by the SEC rules to furnish us with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to us and/or written representations that no additional forms were required, we believe that all our officers, directors and greater than 10% beneficial owners timely filed all such required forms with respect to 2009 transactions.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
POLICIES AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS
Historically, including in 2009, we have had our officers, directors and significant stockholders answer a questionnaire asking them if they knew of any transactions related to the Company from which parties related to any such individuals have benefited. Our executives and directors were, and are, prohibited from allowing such relationships to affect the way they perform their duties. They also are required to disclose information regarding work with related parties to our executive office, which, in turn, provides information to the Audit Committee as appropriate to assess the validity of any such transaction.
On February 23, 2007, the Company adopted written related-person transaction policies and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures involve the evaluation of any transactions or arrangements between the Company and any related person (including but not limited to directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups) or any entity in which any related person has a direct or indirect material interest.
Under the related party policies and procedures, the directors, executive officers and employees of the Company are responsible for identifying and reporting any proposed transaction with a related person. Pursuant to these policies and the Company’s Code of Ethics, if any director, officer or employee becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the Company and any related person, that person is required immediately to bring the matter to the attention of the Company’s General Counsel. The General Counsel then makes the determination as to whether such transaction or arrangement is a “related person transaction.” For purposes of this determination, a related person transaction is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest, although we do not consider compensation paid to an officer or director solely in connection with his/her services in such capacity as a “related person transaction.” The General Counsel will present any related person transaction to the Audit Committee for its review. The Audit Committee will then meet, in person or by telephone, to review and discuss the proposed transaction. If the transaction involves a member of the Audit Committee, that Audit Committee member will not participate in the action regarding whether to approve or ratify the transaction.
The policies and procedures provide that all related person transactions are to be disclosed in the Company’s filings to the extent required by the rules and regulations of the SEC and the NYSE.
TRANSACTIONS WITH MARTHA STEWART
Intangible Asset License Agreement
On June 13, 2008, we entered into an Intangible Asset License Agreement with MS Real Estate Management Company, an entity owned by Ms. Stewart. The Intangible Asset License Agreement is retroactive to September 18, 2007 and has a five-year term.
Pursuant to the Intangible Asset License Agreement, we pay an annual fee of $2 million for the perpetual, exclusive right to use Ms. Stewart’s lifestyle intangible asset in connection with Company products and services and to access various real properties owned by Ms. Stewart during the term of the agreement. Typically, we make the yearly payment of $2 million on or about September 15 of each year; however, we amended the agreement such that for 2010, we made one payment of $950,000 on or about March 1, 2010 and will make one payment of $1 million on or about September 15, 2010, for a total payment of $1.95 million in lieu of $2 million. MS Real Estate Management Company is responsible, at its expense, to maintain, landscape and garden the properties in a manner consistent with past practices; provided, however that we are responsible for (i) approved business expenses associated with security and telecommunications systems, including security personnel, related to the properties, and (ii) up to $100,000 of approved and documented household expenses. See also “Summary Compensation Table.”
The Intangible Asset License Agreement will terminate on any termination of Ms. Stewart’s employment. If we terminate Ms. Stewart’s employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, we will be required to immediately pay any unpaid fees that would be due through the scheduled termination date of September 18, 2012. If we terminate her for cause or she terminates without good reason, no payments beyond the date of termination are required.
Intellectual Property License Agreement
We have entered into an Intellectual Property License and Preservation Agreement with Ms. Stewart dated as of October 22, 1999, pursuant to which Ms. Stewart has granted us an exclusive, worldwide, perpetual royalty-free license to use her name, likeness, image, voice and signature for our products and services. We are currently the owner of the primary trademarks employed in our business and, under the agreement, we generally have the right to develop and register in our name trademarks that incorporate the Martha Stewart name, such as Martha Stewart

Living, and to use these marks on an exclusive basis in and in connection with our businesses. If Ms. Stewart ceases to control us, we will continue to have the foregoing rights, including the right to use those marks for any new business as long as such new business is substantially consistent with the image, look and goodwill of the licensed marks at the time that Ms. Stewart ceases to control us.
In the event that we terminate Ms. Stewart’s employment without cause or she terminates her employment for good reason, each as defined in her employment agreement, the license to existing marks will cease to be exclusive and we will be limited in our ability to create new marks incorporating her name, likeness, image, publicity and signature. In these circumstances, Ms. Stewart would receive the right to use her name in other businesses that could directly compete with us, including with our magazine, television and merchandising businesses. In addition, if Ms. Stewart’s employment terminates under these circumstances, Ms. Stewart would receive in perpetuity a royalty of 3% of the revenues we derive from any of our products or services bearing any of the licensed marks. The Intellectual Property License and Preservation Agreement contains various customary provisions regarding our obligations to preserve the quality of the licensed marks and to protect these marks from infringement by third parties. The term of the license is perpetual; however, Ms. Stewart may terminate the license if we fail to make the royalty payments described above.
Split-Dollar Life Insurance Agreement
In 2001, we entered into a split-dollar life insurance agreement with Ms. Stewart and MSFLP, a partnership controlled by Ms. Stewart, pursuant to which we agreed to pay a significant portion of the premiums on two whole life insurance policies insuring Ms. Stewart. The policies were owned by and benefited MSFLP. The agreement provided that we would be repaid the cumulative premium payments made by us out of the policies’ existing surrender value upon the earlier of Ms. Stewart’s death or the voluntary termination of the arrangement by Ms. Stewart. Because of uncertainty as to whether such arrangements constituted prohibited loans to executive officers and directors after the enactment of the Sarbanes-Oxley Act in 2002, the split-dollar life insurance agreement was amended so that the Company would not be obligated to make further premium payments after 2002. Because the intent of the agreement was frustrated by the enactment of Sarbanes-Oxley and so that the Company and MSFLP could realize the existing cash surrender value of the policies rather than risking depleting the future surrender value, the Company, Ms. Stewart and MSFLP terminated the split-dollar agreement, as amended, effective November 9, 2009. The termination agreement provides that the Company is entitled to the cash surrender value, and Ms. Stewart will be reimbursed for the portion of the premiums paid by her, grossed up for taxes, if any. The Company received a total of $2.229 million in cash surrender value from the policies in November 2009, and the Company paid MSFLP $311,579 in December 2009.
OTHER RELATIONSHIPS
Ms. Margaret Christiansen, Ms. Stewart’s sister-in-law, is a Senior Vice President, Business Manager of the Company and received approximately $200,633 in compensation in 2009, inclusive of non-cash equity compensation. Alexis Stewart, Ms. Stewart’s daughter, and Jennifer Koppelman Hutt, Mr. Koppelman’s daughter, have been employed by the Company and have served as co-hosts of a Company television show under agreements dated April 14, 2008 (which agreements, as amended on June 1, 2009, have now expired) and co-hosts of a Company radio show under agreements dated June 1, 2009. The talent services agreement provides for guaranteed salaries of $300,000 each for a period of twelve months, in exchange for radio services and certain other development services and rights. Pursuant to these and prior arrangements, the Company paid Alexis Stewart approximately $358,744 in 2009 and paid Jennifer Koppelman Hutt approximately $327,617 in 2009, in each case inclusive of non-cash equity compensation. The non-cash equity compensation in each case consisted of a single option to purchase the Class A Common Stock that has been valued for the purposes above using the Black-Scholes methodology (the assumptions for which are detailed in Note 9 to our 2009 audited financial statements contained in our Annual Report on Form 10-K).
REPORT OF THE AUDIT COMMITTEE
The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditor and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the NYSE applicable to Audit Committee members.
Management is responsible for the preparation, presentation and integrity of MSO’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor for MSO’s 2009 fiscal year, Ernst & Young LLP, was responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.
In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor as specified in its charter. The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.
Based on the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Ernst & Young LLP is in fact “independent.”
Members of the Audit Committee
Todd Slotkin (Chairperson)
Michael Goldstein
William Roskin
The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.
INDEPENDENT PUBLIC ACCOUNTANTS
Ernst & Young LLP has served as our independent accounting firm since May 7, 2002. In performing its oversight role, the Audit Committee will review whether to retain Ernst & Young LLP as our independent accounting firm for 2010. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and is expected to be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for each of 2009 and 2008 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for each of fiscal 2009 and 2008.

	2009	2008
Audit fees (1)	$896,140	$1,043,950
Audit-related fees (2)	33,000	33,000
Tax fees (3)	97,040	117,110
All other fees	—	—

(1)	Audit fees include charges for audits of financial statements and internal control over financial reporting.

(2)	Principally for audits of the financial statements of the Company’s 401(k) employee benefit plan.

(3)	Principally for corporate income tax compliance ($49,000 in 2009 and $35,000 in 2008), tax audits ($23,800 in 2009 and $26,647 in 2008) and miscellaneous tax matters ($24,240 in 2009 and $55,463 in 2008).
All audit-related services, tax services and other services performed in 2009 were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related and tax services on an annual basis and it also requires separate pre-approval for individual engagements anticipated to exceed pre-established thresholds. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
ANNUAL REPORTS
Upon written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 601 West 26th Street, New York, New York 10001, we will provide without charge a copy of our 2009 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. We will also furnish a requesting stockholder with any exhibit not contained therein upon specific request. Our Annual Report on Form 10-K is not proxy soliciting material.
“HOUSEHOLDING” OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers will therefore send a single Notice or set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy solicitation materials or if you are receiving multiple copies of the proxy solicitation materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or us if you hold registered shares. You can notify us by sending a written request to the Corporate Secretary, Martha Stewart Living Omnimedia, Inc., 601 West 26th Street, New York, New York 10001, or call us at (212) 827-8000.
PROPOSALS OF STOCKHOLDERS
We currently intend to hold our 2011 Annual Meeting of Stockholders in May 2011. Stockholders who intend to have a director nomination or proposal considered for inclusion in our proxy materials for presentation at the 2011

Annual Meeting of Stockholders must submit the director nomination or proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than December 16, 2010. Assuming that the 2011 Annual Meeting of Stockholders is held no more than 30 days before, and no more than 60 days after, the anniversary date of the Company’s 2010 Annual Meeting of Stockholders, stockholders who intend to present a proposal at the 2011 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials are required to provide us notice of such proposal no later than April 4, 2011 or earlier than March 5, 2011. In the event that the date of the 2011 Annual Meeting of Stockholders is more than 30 days before, or more than 60 days after, such anniversary date, notice of any such proposal must be provided to us no later than the later of the 60th day prior to the date of the 2011 Annual Meeting of Stockholders or the tenth day following the first public announcement of the date of the meeting or earlier than the close of business on the 90th day prior to the date of the 2011 Annual Meeting. Additionally, stockholders must comply with other applicable requirements contained in our by-laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements contained in our by-laws and applicable laws.
OTHER MATTERS
Our Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the stockholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.
YOUR VOTE IS IMPORTANT. OUR BOARD URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.
If you have any questions or need assistance in voting your shares, please contact Martha Stewart Living Omnimedia, Inc. at (212) 827-8455.

MARTHA STEWART LIVING OMNIMEDIA, INC.
601 WEST 26TH STREET, 9TH FLOOR
NEW YORK, NY 10001
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time June 2, 2010, Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time June 2, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M22556-P89343	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARTHA STEWART LIVING OMNIMEDIA, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		All	All	Except

1.	Election of Directors	☐	☐	☐

Nominees:

01) Charlotte Beers	05) Charles A. Koppelman
02) Frederic Fekkai	06) William A. Roskin
03) Michael Goldstein	07) Todd Slotkin
04) Arlen Kantarian

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of the 2010 Annual Meeting of Stockholders, Proxy Statement, 2009 Annual Report and
Stockholder Letters are available at www.proxyvote.com.

M22557-P89343

MARTHA STEWART LIVING OMNIMEDIA, INC.

ANNUAL MEETING OF STOCKHOLDERS JUNE 3, 2010 4:00 PM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MARTHA STEWART LIVING OMNIMEDIA, INC.
The undersigned hereby appoints Peter Hurwitz and Kelli Turner as proxies and attorneys in-fact, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Class A Common Stock of Martha Stewart Living Omnimedia, Inc. (the “Company”) standing in the name of the undersigned on April 8, 2010, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on June 3, 2010 or at any adjournment or postponement thereof. Receipt of the Notice of the 2010 Annual Meeting of Stockholders, Proxy Statement and 2009 Annual Report is hereby acknowledged.
This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted “FOR” the election of each of the nominees for director and in the discretion of the proxies upon such other matters as may properly come before the 2010 Annual Meeting.
In order for your vote to be submitted by proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 p.m. Eastern Time on June 2, 2010 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2010 Annual Meeting of Stockholders. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.
Continued and to be signed on reverse side